                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              PLANAR SYSTEMS, INC.

                           DOME IMAGING SYSTEMS, INC.

                       BONE DOCTOR ACQUISITION CORPORATION

                                       AND

               CERTAIN STOCKHOLDERS OF DOME IMAGING SYSTEMS, INC.

                                 March 18, 2002

                                TABLE OF CONTENTS

ARTICLE 1. THE MERGER..........................................................................................2

   Section 1.1     Effective Time of the Merger................................................................2
   Section 1.2     Closing.....................................................................................2
   Section 1.3     Effects of the Merger.......................................................................2
   Section 1.4     Directors and Officers......................................................................2

ARTICLE 2. CONVERSION OF SECURITIES............................................................................3

   Section 2.1     Conversion of Capital Stock.................................................................3
   Section 2.2     Appraisal Rights............................................................................5
   Section 2.3     Surrender of Certificates...................................................................5
   Section 2.4     No Further Ownership Rights in Target Common Stock..........................................7
   Section 2.5     Taking of Necessary Action; Further Action..................................................7
   Section 2.6     Withholding.................................................................................7
   Section 2.7     Lost, Stolen or Destroyed Certificates......................................................8

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF TARGET............................................................8

   Section 3.1     Making of Representations and Warranties....................................................8
   Section 3.2     Organization and Corporate Power............................................................8
   Section 3.3     Corporate Records...........................................................................8
   Section 3.4     Authorization and Non-Contravention; Required Filings and Consents..........................8
   Section 3.5     Capitalization..............................................................................9
   Section 3.6     Target Subsidiaries; Investments...........................................................10
   Section 3.7     Financial Statements.......................................................................10
   Section 3.8     Absence of Undisclosed Liabilities.........................................................11
   Section 3.9     Absence of Certain Developments............................................................11
   Section 3.10    Accounts Receivable and Inventories........................................................13
   Section 3.11    Distributions to Stockholders; Transactions with Affiliates................................13
   Section 3.12    Title to Assets............................................................................14
   Section 3.13    Intellectual Property......................................................................15
   Section 3.14    Tax Matters................................................................................17
   Section 3.15    Certain Contracts and Arrangements.........................................................18
   Section 3.16    Litigation.................................................................................20
   Section 3.17    Permits; Compliance with Laws..............................................................20
   Section 3.18    Employee and Labor Matters.................................................................21
   Section 3.19    Employee Benefit Programs..................................................................22
   Section 3.20    Environmental Matters......................................................................23
   Section 3.21    Insurance..................................................................................24
   Section 3.22    Relationship with Customers and Suppliers..................................................24
   Section 3.23    Trade Regulation...........................................................................25
   Section 3.24    Products; Product Warranties...............................................................25
   Section 3.25    Information Supplied by Target.............................................................26
   Section 3.26    Brokers....................................................................................26
   Section 3.27    Export Control.............................................................................26

Page i-TABLE OF CONTENTS

   Section 3.28    No Other Representations or Warranties.....................................................26

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB.................................................27

   Section 4.1     Organization of Acquiror and Sub...........................................................27
   Section 4.2     Authorization and Non-Contravention; Required Filings and Consents.........................27
   Section 4.3     Interim Operations of Sub..................................................................28
   Section 4.4     Disclosure.................................................................................28
   Section 4.5     Brokers....................................................................................28
   Section 4.6     Funds Available............................................................................28

ARTICLE 5. PRECLOSING COVENANTS OF TARGET.....................................................................29

   Section 5.1     Approval of Target Stockholders............................................................29
   Section 5.2     Advice of Changes..........................................................................29
   Section 5.3     Operation of Business......................................................................29
   Section 5.4     Access to Information......................................................................31
   Section 5.5     Satisfaction of Conditions Precedent.......................................................31
   Section 5.6     Closing Date Financial Statements..........................................................32
   Section 5.7     Other Negotiations.........................................................................32
   Section 5.8     Third Party Consents.......................................................................33
   Section 5.9     Termination of 401(k) Plan.................................................................33
   Section 5.10    Amendment to Target Option Agreements......................................................33

ARTICLE 6. PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB.................................................33

   Section 6.1     Advice of Changes..........................................................................33
   Section 6.2     Satisfaction of Conditions Precedent.......................................................33
   Section 6.3     Employee Benefit Plans.....................................................................33
   Section 6.4     Access.....................................................................................34
   Section 6.5     Additional Insurance.......................................................................34

ARTICLE 7. OTHER AGREEMENTS...................................................................................34

   Section 7.1     Confidentiality............................................................................34
   Section 7.2     Public Announcements.......................................................................34
   Section 7.3     Regulatory Filings; Consents; Reasonable Efforts...........................................34
   Section 7.4     Further Assurances.........................................................................35
   Section 7.5     FIRPTA.....................................................................................35
   Section 7.6     Information Statement; Board Recommendations...............................................35
   Section 7.7     Noncompetition Agreements..................................................................36
   Section 7.8     Stock Purchase Agreements..................................................................36
   Section 7.9     Voting Agreements..........................................................................36
   Section 7.10    Affirmation and Consent Agreement..........................................................36
   Section 7.11    Escrow Agreement...........................................................................36
   Section 7.12    Indemnification of Target Officers and Directors...........................................36

ARTICLE 8. CONDITIONS TO MERGER...............................................................................37

   Section 8.1     Conditions to Each Party's Obligation to Effect the Merger.................................37

Page ii-TABLE OF CONTENTS

   Section 8.2     Additional Conditions to Obligations of Acquiror and Sub...................................37
   Section 8.3     Additional Conditions to Obligations of Target.............................................39

ARTICLE 9. TERMINATION AND AMENDMENT..........................................................................40

   Section 9.1     Termination................................................................................40
   Section 9.2     Effect of Termination......................................................................41
   Section 9.3     Fees and Expenses..........................................................................41

ARTICLE 10. INDEMNIFICATION...................................................................................42

   Section 10.1    Survival of Representations and Covenants..................................................42
   Section 10.2    Indemnification by Target Stockholders.....................................................43
   Section 10.3    Indemnification by Acquiror and Sub........................................................44
   Section 10.4    Defense of Third Party Claims..............................................................44
   Section 10.5    Appointment of Target Representative.......................................................46
   Section 10.6    Exclusive Remedy...........................................................................46
   Section 10.7    Reliance...................................................................................47
   Section 10.8    Appointment of Executives Representative...................................................47
   Section 10.9    Limitation of Representative Liability.....................................................49

ARTICLE 11. MISCELLANEOUS.....................................................................................50

   Section 11.1    Notices....................................................................................50
   Section 11.2    Interpretation.............................................................................51
   Section 11.3    Counterparts...............................................................................51
   Section 11.4    Entire Agreement; No Third Party Beneficiaries.............................................51
   Section 11.5    Governing Law..............................................................................52
   Section 11.6    Assignment.................................................................................52
   Section 11.7    Amendment..................................................................................52
   Section 11.8    Certain Remedies...........................................................................53
   Section 11.9    Severability...............................................................................53
   Section 11.10   Attorneys' Fees............................................................................53
   Section 11.11   Extension; Waiver..........................................................................53

Exhibits
--------
 A   -   Noncompetition Agreement
 B   -   Stock Purchase Agreement
 C   -   Certificate Of Merger
 D   -   Escrow Agreement
 E   -   Voting Agreement
 F   -   Affirmation and Consent Agreement

Page iii-TABLE OF CONTENTS

                                  Defined Terms

Acquiror.......................................................................1
Acquiror Common Stock..........................................................3
Acquiror Material Adverse Effect..............................................27
Acquisition Proposal..........................................................32
Affiliate.....................................................................13
Affirmation and Consent Agreement.............................................38
Agreement......................................................................1
Average Closing Price.........................................................36
Bylaws.........................................................................8
Certificate of Incorporation...................................................8
Certificate Of Merger..........................................................2
Certificates...................................................................6
Closing........................................................................2
Closing Date...................................................................2
Closing Date Financial Statements.............................................32
Confidentiality Agreement.....................................................34
Constituent Corporations.......................................................2
Control.......................................................................10
Damages.......................................................................42
Delaware Law...................................................................2
Disclosing Party..............................................................47
Dissenting Shares..............................................................5
Effective Time.................................................................2
Employee Program..............................................................22
Environmental Law.............................................................24
Escrow Agreement...............................................................6
Escrow Amount..................................................................6
Executives Amount.............................................................47
Executives Representative.....................................................47
Extended Period...............................................................47
FIRPTA........................................................................35
Founder or Founders............................................................1
GAAP..........................................................................10
Hazardous Material............................................................24
Hazardous Waste...............................................................24
HSR Act.......................................................................35
Indemnified Party.............................................................44
Indemnifying Party............................................................44
Information Statement.........................................................29
Intellectual Property Rights..................................................17
IRS...........................................................................18
Knowledge.....................................................................20
Material Consents.............................................................32
Material Customer.............................................................24

Page i-DEFINED TERMS

Material Supplier.............................................................24
Merger.........................................................................1
Merger Consideration...........................................................3
Most Recent Balance Sheet.....................................................11
Noncompetition Agreements......................................................1
Paying Agent...................................................................5
Paying Agent Agreement.........................................................6
Permits.......................................................................20
Person........................................................................10
Signing Target Stockholder or Signing Target Stockholders......................1
Stock Purchase Agreements......................................................1
Sub............................................................................1
Subsidiary.....................................................................3
Surviving Corporation..........................................................2
Target.........................................................................1
Target Common Stock............................................................3
Target Consents...............................................................32
Target Disclosure Schedule.....................................................8
Target Intellectual Property Assets...........................................15
Target Material Adverse Effect.................................................8
Target Option..................................................................4
Target Option Plans............................................................3
Target Representative..........................................................1
Target Stockholder or Target Stockholders......................................1
Target Stockholders' Meeting..................................................29
Taxes.........................................................................17
Transaction Documents..........................................................9

Page ii-DEFINED TERMS

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of March 18, 2002 (this "AGREEMENT"), is entered into by and among Planar Systems, Inc., an Oregon corporation ("ACQUIROR"), Bone Doctor Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("SUB"), DOME imaging systems, inc., a Delaware corporation ("TARGET"), and the stockholders of Target identified on the signature page of this Agreement (each a "SIGNING TARGET STOCKHOLDER" and together, the "SIGNING TARGET STOCKHOLDERS"), and for purposes of Sections 10.4 and 10.5, herein, John Cassis (the "TARGET REPRESENTATIVE").

                                    RECITALS:

     A. The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of their respective corporations and their respective shareholders or stockholders, as appropriate, that Acquiror and Target combine in order to advance the long-term business interests of Acquiror and Target;

     B. The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target and Target will become a wholly-owned subsidiary of Acquiror (the "MERGER");

     C. As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain employees of Target who are also stockholders of Target (including Marlin E. Cobb, G. Richard Fryling II, Karen D. Miller and Peter M. Steven (each a "FOUNDER" and, together, the "FOUNDERS") will each execute and deliver to Acquiror at Closing (as defined in Section 1.2 below) a Noncompetition Agreement in the form attached hereto as Exhibit A (the
                                                        ---------
"NONCOMPETITION AGREEMENTS") and, subject to the provisions of this Agreement, a Stock Purchase Agreement in the form attached hereto as Exhibit B (the "STOCK
                                                        ---------
PURCHASE AGREEMENTS"). The Noncompetition Agreement and, to the extent executed as required by this Agreement, the Stock Purchase Agreements, shall only become effective at the Effective Time (as defined in Section 1.1 below); and

     D. As a further condition and inducement to Acquiror's willingness to enter into this Agreement, each stockholder of Target (each, a "TARGET STOCKHOLDER" and together, the "TARGET STOCKHOLDERS") shall be subject to the Escrow Agreement (as defined in Article 2 below) and the indemnification provisions of
Article 10 of this Agreement, other than Target Stockholders who properly exercise and do not thereafter lose or withdraw their appraisal rights described herein.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

PAGE 1 - AGREEMENT AND PLAN OF MERGER

                              ARTICLE 1. THE MERGER

Section 1.1 Effective Time of the Merger.

     Subject to the provisions of this Agreement, a certificate of merger (the "CERTIFICATE OF MERGER") in substantially the form attached hereto as Exhibit C shall be duly executed and delivered by Target and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2) in accordance with the relevant provisions of the Delaware General Corporation Law ("DELAWARE LAW"). The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

Section 1.2 Closing.

     The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Oregon time, on a date (the "CLOSING DATE") to be specified by Acquiror and Target, which shall be no later than the third business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 8 that by their terms are not to occur at the Closing or on the Closing Date, at the offices of Ater Wynne LLP, 222 SW Columbia, Suite 1800, Portland, Oregon unless another date or place is agreed to in writing by Acquiror and Target.

     Section 1.3 Effects of the Merger.

     (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to below as the "CONSTITUENT CORPORATIONS" and Target following consummation of the Merger is sometimes referred to below as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Target shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and (iii) the Bylaws of Target as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

     (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, liabilities and duties of each of the Constituent Corporations.

Section 1.4 Directors and Officers.

     The directors and officers of Target immediately prior to the Effective Time shall resign as of the Effective Time. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

PAGE 2 - AGREEMENT AND PLAN OF MERGER

                       ARTICLE 2. CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $.01 par value, of Target ("TARGET COMMON STOCK") or capital stock of Sub or Acquiror:

          (i) Capital Stock of Sub. Each issued and outstanding share of the
              --------------------
     capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation.

          (ii) Cancellation of Acquiror-Owned and Target-Owned Stock. All shares
               -----------------------------------------------------
     of Target Common Stock that are owned by Acquiror, Sub, Target or any other direct or indirect Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. All shares of Common Stock, no par value, of Acquiror ("ACQUIROR COMMON STOCK") owned by Target shall remain unaffected by the Merger. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (iii) Conversion of Target Common Stock. Subject to Section 2.2, each
                ---------------------------------
     issued and outstanding share of Target Common Stock (other than any Dissenting Shares as defined in and to the extent provided in Section 2.2 and other than shares cancelled in accordance with Section 2.1(a)(ii)) shall be converted into the right to receive cash in an amount equal to $7.38 per share (the "MERGER CONSIDERATION").

     (b) All shares of Target Common Stock when converted as provided in Section 2.1(a), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of certificate(s) therefor in accordance with Section 2.3 or upon delivery of the documents referred to in Section 2.7, without interest, subject to the provisions of Section 2.3 with respect to the establishment of an escrow account in accordance with the Escrow Agreement (as defined below).

     (c) Target Stock Options. At the Effective Time, the Target's 1991 Stock
         --------------------
Plan and 2001 Stock Plan, both as amended (collectively, the "TARGET OPTION PLANS") and all

PAGE 3 - AGREEMENT AND PLAN OF MERGER
options to purchase Target Common Stock (each a "TARGET OPTION") then outstanding under the Target Option Plans shall be assumed by Acquiror.

          (i) Each holder of Target Options shall have the opportunity, prior to the Closing, to execute an amendment to such holder's stock option agreement(s) to permit the treatment of such holder's Target Options in accordance with the provisions of this Section 2.1(c)(i) (a "Rollover Amendment"). In accordance with the terms of the Rollover Amendment, the outstanding Target Options of each holder of Target Options who executes a Rollover Amendment shall continue to have, and be subject to, the same terms and conditions in effect for that option immediately prior to the Effective Time (after giving effect to any acceleration of such option), except for the following adjustments to reflect the assumption by Acquiror of Target Options:

               (A) the number of whole shares of Acquiror Common Stock subject to each such assumed option shall be determined by multiplying the number of shares of Target Common Stock subject to that option immediately prior to the Effective Time by a fraction the numerator of which is the Merger Consideration payable per share of Target Common Stock and the denominator of which is the closing trading price per share on the Nasdaq National Market of Acquiror Common Stock on the Closing Date, and then rounding that number down to the nearest whole number shares of Acquiror Common Stock, and

               (B) the per share exercise price of each such assumed option shall be determined by multiplying the exercise price per share of Target Common Stock at which such option is exercisable immediately prior to the Effective Time by a fraction the numerator of which is the closing trading price per share on the Nasdaq National Market of Acquiror Common Stock on the Closing Date and the denominator of which is the Merger Consideration payable per share of Target Common Stock, and then rounding that resulting dollar amount up to the nearest whole cent.

          (ii) The outstanding Target Options of each holder of Target Options who does not execute a Rollover Amendment shall continue to have, and be subject to, the same terms and conditions in effect for that Target Option immediately prior to the Effective Time (after giving effect to any acceleration of such option), and shall thereafter, consistent with the terms of the Target Option Plans and the documents governing the outstanding Target Options under such plans, represent the right to receive, upon payment of the exercise price, the Merger Consideration.

          (iii) Consistent with the terms of the Target Option Plans and the documents governing the outstanding options under such plans, the Merger shall not result in the termination of any outstanding Target Options under the Target Option Plans.

          (iv) It is the intention of the parties that the Target Options of holders who execute a Rollover Amendment shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

PAGE 4 - AGREEMENT AND PLAN OF MERGER

          (v) Acquiror agrees to file, as soon as possible, and in no event later than three (3) business days after the Closing, a registration statement on Form S-8 covering the aggregate number of shares of Acquiror Common Stock issuable upon exercise of outstanding Target Options held by holders who execute Rollover Amendments. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

Section 2.2 Appraisal Rights.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock held by a holder who has exercised such holder's appraisal rights in accordance with Section 262 of the Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by
Section 262 of the Delaware Law.

     (b) Notwithstanding the provisions of Section 2.2(a), if any holder of shares of Target Common Stock who asserts his appraisal rights with respect to such shares in accordance with Section 262 of the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration in respect of such shares, without interest, upon surrender of the certificate or certificates representing such shares or upon delivery of the documents referred to in Section 2.7; provided that if such holder effectively withdraws or loses his appraisal rights after the Effective Time, then, at such time the Paying Agent will deposit in the escrow established pursuant to Section 2.3 ten percent (10%) of the aggregate Merger Consideration payable to such holder.

     (c) Target shall give Acquiror (i) prompt notice of any written demands for appraisal with respect to any shares of capital stock of Target pursuant to
Section 262 of the Delaware Law, withdrawals of such demands, and any other instruments concerning appraisal served pursuant to the Delaware Law and received by Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to appraisal rights under the Delaware Law. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any appraisal rights with respect to Target Common Stock or offer to settle or settle any such demands. The Surviving Corporation or Acquiror shall be liable to the holders of Dissenting Shares who do not withdraw or lose their appraisal rights for any payments required to be made to such holders in settlement of their demand for appraisal or following appraisal of their shares in accordance with Delaware Law, and no such payment shall be deducted from the escrow established pursuant to Section 2.3 hereof regardless of whether such payment is in excess of the Merger Consideration otherwise payable with respect to the Dissenting Shares.

Section 2.3 Surrender of Certificates.

     (a) Paying Agent. Mellon Investor Services LLP or such other entity as may
         ------------
be mutually agreed to by Acquiror and Target shall act as paying agent (the "PAYING AGENT") in the Merger. Acquiror, the Paying Agent and, to the extent applicable, Target and the Target

PAGE 5 - AGREEMENT AND PLAN OF MERGER

Representative, shall enter into a Paying Agent Agreement ("PAYING AGENT AGREEMENT") at or prior to Closing containing such reasonable procedures with respect to the payment of Merger Consideration as Acquiror and Target shall mutually agree and are consistent with this Agreement.

     (b) Acquiror to Provide Cash. At the Closing, immediately prior to the
         ------------------------
Effective Time, Acquiror shall deposit with the Paying Agent for payment in accordance with this Article 2, through such reasonable procedures set forth in the Paying Agent Agreement or otherwise agreed to by Target and Acquiror, sufficient funds, less the Escrow Amount (as defined below), in amounts necessary for the payment of the aggregate Merger Consideration in the amounts provided herein. Such deposit shall be made by wire transfer of immediately available funds and shall be made notwithstanding any demand for appraisal by the holders of the Dissenting Shares and without any deduction therefor. All interest earned on such funds shall be paid to Acquiror in accordance with the Paying Agent Agreement. Acquiror shall deposit with Mellon Investor Services LLP, the escrow agent under the escrow agreement substantially in the form of Exhibit D hereto, or such other entity as the parties may agree (the "ESCROW
---------
AGREEMENT"), ten percent (10%) of the total Merger Consideration payable to holders of the outstanding Target Common Stock at the Effective Time (the "ESCROW AMOUNT"). The Escrow Amount will represent ten percent (10%) of the Merger Consideration otherwise payable to each holder of Target Common Stock.

     (c) Exchange Procedures. At any time after the date of this Agreement, but
         -------------------
in no event later than promptly after the aggregate Merger Consideration is deposited with the Paying Agent, the Surviving Corporation (or Target prior to the Effective Time) shall, or shall cause the Paying Agent to, mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares are to be or were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Paying Agent, shall include an acknowledgement of the indemnification obligations of the Target Stockholders hereunder and shall be in such form and have such other customary and reasonable provisions as Target and Acquiror may agree in good faith) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares represented by such Certificate (provided that ten percent (10%) of such holder's Merger Consideration shall be held in escrow in accordance with the Escrow Agreement), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration payable with respect to shares represented by such Certificate (subject to the escrow provisions).

     (d) No Liability. Notwithstanding anything to the contrary in this Section
         ------------
2.3, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any person

PAGE 6 - AGREEMENT AND PLAN OF MERGER
for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Dissenting Shares. The provisions of this Section 2.3 shall also apply
         -----------------
to Dissenting Shares that lose their status as such, except that the holder of such shares shall not be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.1 hereof (subject to the escrow of ten percent (10%) of such Merger Consideration in accordance with the Escrow Agreement) until the date of loss of such status.

Section 2.4 No Further Ownership Rights in Target Common Stock.

     All cash in the amount of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2. Without limiting the generality of the foregoing, if the Merger Consideration is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and any other required documents or evidence of ownership and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

Section 2.5 Taking of Necessary Action; Further Action.

     If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Sub, the officers and directors of Target and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.6 Withholding.

     Each of the Paying Agent, Acquiror, and the Surviving Corporation, after consultation with the Target Representative (as defined herein) if such withholding has not been agreed to prior to the Effective Time of the Merger, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Common Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

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

Section 2.7 Lost, Stolen or Destroyed Certificates.

     In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Article 2; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed or to otherwise provide indemnification against any such claims.

               ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF TARGET

Section 3.1 Making of Representations and Warranties.

     As a material inducement to Acquiror and Sub to enter into this Agreement and consummate the transactions contemplated hereby, Target represents and warrants to Acquiror and Sub, except as disclosed in the disclosure schedule delivered to Acquiror pursuant to this Agreement (the "TARGET DISCLOSURE SCHEDULE"), arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, as follows:

Section 3.2 Organization and Corporate Power.

     Target and its Subsidiary each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 3.2 of the Target Disclosure Schedule and (b) in each jurisdiction in which the failure to be so qualified or registered could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Target (a "TARGET MATERIAL ADVERSE EFFECT"). The copies of the certificate of incorporation and bylaws ("CERTIFICATE OF INCORPORATION" and "BYLAWS," respectively) of Target, as amended to date, which have been furnished to counsel for Acquiror by Target, are correct and complete.

Section 3.3 Corporate Records.

     The corporate record books of Target and its Subsidiary accurately record all corporate action taken by its respective stockholders and board of directors and committees. The copies of the corporate records of Target and its Subsidiary, as made available to Acquiror for review, are true and complete copies of the originals of all such documents.

Section 3.4 Authorization and Non-Contravention; Required Filings and Consents.

     (a) Target has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (as defined below) executed or to be executed by or on

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

behalf of Target pursuant hereto or contemplated hereby and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery by Target of this Agreement and such Transaction Documents and the consummation by Target of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of the board of directors of Target and, if the Closing shall occur, shall have been duly authorized by all necessary corporate action of the Target Stockholders. This Agreement has been and such Transaction Documents to which Target is or is intended to be a party have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target if the Closing occurs. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, the valid and binding obligation of Target, enforceable in accordance with its terms. "TRANSACTION DOCUMENTS" means the other documents and agreements to be executed by Target, certain stockholders of Target, Sub and/or Acquiror pursuant to this Agreement or contemplated by this Agreement, including the Escrow Agreement, the Stock Purchase Agreement, the Noncompetition Agreements, the Paying Agent Agreement and the Affirmation and Consent Agreement.

     (b) Except as set forth in Section 3.4 of the Target Disclosure Schedule, the execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation by Target of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Target in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) filings and approvals under the HSR Act.

Section 3.5 Capitalization.

     As of the date hereof and as of the Closing Date, the authorized capital stock of Target consists and will consist only of 30 million shares of Target Common Stock of which 6,402,772 shares are and will be issued and outstanding (provided, however, that additional shares of Target Common Stock may be issued prior to Closing upon the due exercise of vested (whether

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

by their terms or pursuant to acceleration approved by Target's Board of Directors) and outstanding Target Options). Except for the Target Options (all of which are disclosed in Section 3.5(a)(ii) of the Target Disclosure Schedule), Target has not issued or agreed to issue nor is obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the date of this Agreement, the issued and outstanding shares of Target Common Stock are held of record by the stockholders of Target as set forth and identified in the stockholder list attached as Section 3.5(a)(i) to the Target Disclosure Schedule. As of the date of this Agreement, the issued and outstanding Target Options are held of record by the option holders as set forth and identified in the option holder list attached as Section 3.5(a)(ii) to the Target Disclosure Schedule. All of the outstanding shares of capital stock of Target have been duly and validly authorized and issued and are fully paid and nonassessable and have been offered, sold, issued and delivered in compliance in all materials respects with applicable federal and state securities laws and are not subject to any preemptive rights. Except as set forth in Section 3.5(a)(iii) of the Target Disclosure Schedule, there are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of Target's capital stock, nor are there any obligations to repurchase, redeem or otherwise acquire any shares of Target's capital stock. Except as set forth in Section 3.5(a)(iii) of the Target Disclosure Schedule, there are no rights to have Target's capital stock registered for sale to the public in connection with the laws of any jurisdiction, and there are no agreements relating to the voting of Target's voting securities and no restrictions on the transfer of Target's capital stock other than those imposed by federal and state securities laws. Except as set forth in Section 3.5(a)(iv) of the Target Disclosure Schedule, all Target Options have been issued in accordance with the terms of the Target Option Plans and pursuant to the forms of option agreements previously provided to Acquiror or its representatives.

Section 3.6 Target Subsidiaries; Investments.

     Except as set forth in Section 3.6 of the Target Disclosure Schedule, Target has no direct or indirect subsidiaries. Except as set forth in Section
3.6 of the Target Disclosure Schedule, Target does not own or have any direct or indirect equity interest in or Control over any corporation, partnership, joint venture or other entity of any kind. The term "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term "PERSON" shall mean an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

Section 3.7 Financial Statements.

     Section 3.7 of the Target Disclosure Schedule includes the following financial statements and schedules of Target and its Subsidiary, on a consolidated basis, all of which statements (including the footnotes and schedules thereto) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby and fairly present in all material respects the financial condition of Target and its Subsidiary, on a consolidated basis, on the dates of such statements and the results of their operations and their cash flows for the periods covered thereby: (a) audited balance sheet and the

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

related statements of income, retained earnings and cash flow of Target as of and for the fiscal years ended December 31, 1999, 2000 and 2001, together with notes thereto (the audited balance sheet as of December 31, 2001 being referred to herein as the "MOST RECENT BALANCE SHEET"), (b) complete and correct copies of all attorneys' responses to audit inquiry letters from January 1, 1999 through the date hereof, (c) all management letters and independence letters from Target's independent certified public accountants from January 1, 1999 through the date hereof, and (d) complete and correct copies of all management representation letters provided by Target to its independent certified public accountants from January 1, 1999 through the date hereof. Nothing has come to the attention of the management of Target since such respective dates which would indicate that such financial statements and schedules were not true and correct in all material respects as of the date thereof.

Section 3.8 Absence of Undisclosed Liabilities.

     (a) As of December 31, 2001, the date of the Most Recent Balance Sheet, Target and its Subsidiary did not have any liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes for all periods ending on or before December 31, 2001, or other liabilities relating to activities of Target or its Subsidiary or the conduct of their business prior to the date of the Most Recent Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except for (i) the liabilities stated or adequately reserved against on the Most Recent Balance Sheet, (ii) the liabilities reflected in Section 3.8(a) of the Target Disclosure Schedule, or (iii) immaterial liabilities incurred in the ordinary course of business of Target or its Subsidiary which are not required to be reflected in the Most Recent Balance Sheet or the notes thereto under GAAP.

     (b) As of the Closing Date, Target and its Subsidiary will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes for all periods ending on or before the Closing Date (assuming Acquiror does not make an election under Section 338(g) of the Code with respect to the acquisition of Target), or other liabilities relating to activities of Target or its Subsidiary or the conduct of their business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except for liabilities
(i) stated or adequately reserved against on the Most Recent Balance Sheet or the notes thereto, (ii) reflected in Section 3.8(b) of the Target Disclosure Schedule, (iii) incurred in the ordinary course of business of Target or its Subsidiary consistent with the terms of this Agreement, (iv) which would not be required to be disclosed by Target or its Subsidiary on a balance sheet prepared as of the Closing Date under GAAP, or (v) for costs, fees or expenses related to the Merger and the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Developments.

     Since December 31, 2001, Target and its Subsidiary has conducted their business only in the ordinary course consistent with past practice and, except as otherwise set forth in Section 3.9 of the Target Disclosure Schedule, there has not been:

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

     (a) any material change in the financial condition, properties, assets, liabilities, business or operations of Target or its Subsidiary;

     (b) any material contingent liability incurred by Target or its Subsidiary as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Target or its Subsidiary.

     (c) any material mortgage, encumbrance or lien placed on any of the properties of Target or its Subsidiary which remains in existence on the date hereof or will remain on the Closing Date;

     (d) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, since the date of the Most Recent Balance Sheet, incurred by Target or its Subsidiary;

     (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Target or its Subsidiary other than in the ordinary course of business or as contemplated by this Agreement;

     (f) any damage, destruction or loss of a material amount of properties or assets of Target or its Subsidiary, whether or not covered by insurance;

     (g) any declaration, setting aside or payment of any dividend by Target or its Subsidiary or the making of any other distribution in respect of the capital stock of Target or its Subsidiary or any direct or indirect redemption, purchase or other acquisition by Target or its Subsidiary of their own capital stock;

     (h) any material labor trouble or material claim of unfair labor practices involving Target or its Subsidiary; any material change in the compensation payable or to become payable by Target or its Subsidiary to any of their officers or employees other than in accordance with their usual practices, or any bonus payment or arrangement made to or with any of such officers or employees other than in accordance with their usual practices;

     (i) any material change to the composition of the officers of Target or its Subsidiary;

     (j) any payment or discharge of a material lien or liability of Target or its Subsidiary which was not shown on the Most Recent Balance Sheet or incurred in the ordinary course of business thereafter;

     (k) any obligation or liability incurred by Target or its Subsidiary to any of its officers, directors, stockholders or employees, including any material increases in compensation, or any loans or advances made by Target or its Subsidiary to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances or advances payable to directors, officers or employees;

     (l) any change in accounting methods or practices of Target or its Subsidiary;

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

     (m) any other material transaction entered into by Target or its Subsidiary other than transactions in the ordinary course of business and the transactions contemplated by this Agreement; or

     (n) any agreement or understanding whether in writing or otherwise, for Target or its Subsidiary to take any of the actions specified in paragraphs (a) through (m) above.

Section 3.10 Accounts Receivable and Inventories.

     (a) Except to the extent reserved against in the Most Recent Balance Sheet, all of the accounts receivable of Target as of December 31, 2001 are, to the extent not previously collected, valid and enforceable claims. Target has not received notice that such claims are subject to set-off or counterclaim, and, to the extent not previously collected, such claims are fully collectable in the normal course of business after deducting the allowance for doubtful accounts stated in the Most Recent Balance Sheet and adjusted since the date thereof in accordance with GAAP. All of Target's accounts receivables which Target has acquired during the period between the date of the Most Recent Balance Sheet and the date of this Agreement are either collected in full or fully collectible in the normal course of business, subject to an appropriate reserve determined in a manner consistent with the past practices of Target. To Target's Knowledge, as of the date of this Agreement, Target does not have any accounts receivable from any person which is an Affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, of any of its directors, officers, employees, or stockholders except as set forth in Section 3.10 of the Target Disclosure Schedule.

     (b) The inventories of Target and its Subsidiary at December 31, 2001 are shown on the Most Recent Balance Sheet. Such inventories and the inventories acquired by Target subsequent to the date of such balance sheet consist of items of a quality and quantity usable and salable in the normal course of its business over a period of not more than one year from the date of this Agreement, subject to recorded reserves reflected on the Most Recent Balance Sheet. The values of obsolete materials included in inventory on the Most Recent Balance Sheet and materials included in inventory on the Most Recent Balance Sheet which are below standard quality as they relate to the business as currently conducted have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included as of the date of the Most Recent Balance Sheet in such inventories are owned by Target, except (i) for sales made subsequent to the date of such balance sheet in the ordinary course of business, and (ii) used, damaged or obsolete materials disposed of by Target in the ordinary course of business in amounts not in excess of reserves reflected on the Most Recent Balance Sheet and in a manner consistent with Target's past practice and GAAP. All inventories of raw materials and finished goods are carried on the books of Target at the lower of weighted average cost or market.

Section 3.11 Distributions to Stockholders; Transactions with Affiliates.

     (a) All distributions, dividends and other payments made by Target to the Target Stockholders (other than employee salary payments) during the calendar years 2000 and 2001 are described in Section 3.11(a) of the Target Disclosure Schedule, including the date, amount, recipient and purpose of each such distribution, dividend or payment.

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

     (b) Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, there are no material loans, leases or other continuing transactions (other than ordinary compensation payments) between Target and any present or former stockholder, director or officer of Target, or any member of such officer's, director's or stockholder's immediate family, or, to the Knowledge of Target, any Person controlled by any officer, director or holder of more than five percent (5%) of the outstanding Target Common Stock or his or her immediate family. Except as set forth in Section 3.11(b) of the Target Disclosure Schedule, as of the date of this Agreement, to the Knowledge of Target, no holder of more than five percent (5%) of the outstanding Target Common Stock, director or officer of Target, or any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any material competitor or supplier of Target, or any organization which has a material contract or arrangement with Target.

Section 3.12 Title to Assets.

     (a) Except as set forth in Section 3.12(a) of the Target Disclosure Schedule, Target owns, free and clear of all liens, restrictions and encumbrances, and has good, valid and marketable title to all assets purported to be owned by it, including all assets reflected on the Most Recent Balance Sheet (other than assets reflected on the Most Recent Balance Sheet which have been disposed of since the date of the Most Recent Balance Sheet in the ordinary course of business), provided, however, that for purposes of this Section 3.12(a), "liens, restrictions and encumbrances" shall not include: (i) statutory liens for Taxes (as defined below) that are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and (vi) purchase money security interests securing the purchase price of various assets.

     (b) Section 3.12(b) of the Target Disclosure Schedule identifies all equipment, furniture, and other tangible assets with an original cost greater than $5,000 owned by Target as of the date of this Agreement. To Target's Knowledge, each asset identified in Section 3.12(b) of the Target Disclosure
Schedule is free of material defects and deficiencies and in good condition and repair consistent with its age and intended use (ordinary wear and tear excepted), and has been maintained consistent with reasonable maintenance schedules.

     (c) Section 3.12(c) of the Target Disclosure Schedule identifies all assets that are being leased to Target as of the date of this Agreement. Section 3.12(c) of the Target Disclosure Schedule also identifies all assets material to the business of Target as it is presently conducted that are licensed to Target. To Target's Knowledge, all of the assets listed in Section 3.12(c) of the Target Disclosure Schedule are in all material respects in good operating condition and useable in the ordinary course of business (ordinary wear and tear excepted). Except as set forth in Section 3.12(c) of the Target Disclosure Schedule, all leases pursuant to which Target leases

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real or personal property are valid and effective in accordance with their respective terms and there exists no default of a material provision by Target thereunder or condition that could result in a default of a material provision by Target thereunder or termination thereof by the other party to any such lease prior to its scheduled expiration date.

     (d) The assets and properties owned or leased by or licensed to Target (i) constitute all the assets and properties currently used by Target in its business (except for dispositions made in the ordinary course of business) and
(ii) constitute all of the properties and assets necessary for Target to conduct its business in the manner in which it is currently being conducted.

Section 3.13 Intellectual Property.

     (a) Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all patents, patent applications, trademarks and registered copyrights owned by or registered in the name of Target, specifying as to each the nature of such right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number. Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete description of all other trade secrets, custom IC's, software and firmware modules, and any proprietary design tools that are owned by Target and that are material to the conduct of the business of Target as presently conducted or proposed to be conducted. Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which Target is a party and pursuant to which any person other than Target is authorized to use any Intellectual Property Rights owned by Target, except for licenses, sublicenses and other agreements entered into in connection with sales or licenses of Target's products or services in the ordinary course of business (descriptions of which are included in Section 3.13(a) of the Target Disclosure Schedule). Section 3.13(a) of the Target Disclosure Schedule contains an accurate and complete list of all licenses, sublicenses, and other agreements as to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property Rights owned by any third party, other than end-user licenses granted to Target relating to "off the shelf" computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with Target and that is not incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by Target.

     (b) Target collectively owns or has the right to use all Intellectual Property Rights that are used in the conduct of the business of Target as presently conducted ("TARGET INTELLECTUAL PROPERTY ASSETS"). Except as set forth in Section 3.13 of the Target Disclosure Schedule, such ownership and right to use are (and upon Closing, will be) free and clear of, and without liability under, all liens and security interests of any person; provided, however, that for purposes of this Section 3.13(b), "liens and security interest" shall not include statutory liens for Taxes (as defined below) that are not yet due and payable or are being contested in good faith by appropriate proceedings. Except for the breaches and events described in Section 3.13(b) of the Target Disclosure Schedule, Target, and to the Knowledge of Target, no other party to any license, sublicense, or agreement listed in Section 3.13(a) of the Target Disclosure Schedule is (or upon Closing, will be) in breach or default of a material provision of such agreement and, to Target's Knowledge, no event has occurred (or, upon Closing, will occur) which with notice or lapse of time would constitute a breach or default of a

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material provision of such agreement or permit termination, modification or acceleration thereunder. Except for licenses listed in Section 3.13(b) of the Target Disclosure Schedule as royalty-bearing, there are (and upon Closing, will be) no royalties, honoraria, fees, or other payments payable by Target to any person by reason of the ownership, use, license, sale, or disposition of any Target Intellectual Property Asset, other than end-user licenses granted to Target relating to "off the shelf" computer software that is generally available on commercially reasonable terms from persons that are unaffiliated with Target and that is not incorporated into any product marketed, sold, or licensed by, or used in the provision of any service provided by Target.

     (c) Neither the Target Intellectual Property Assets owned by Target, nor the conduct of Target's business as presently conducted by Target uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right of any person. No Target Intellectual Property Asset owned by Target is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or threatened suit, action, or proceeding arising out of a right or claimed right of any person with respect to any Intellectual Property Right and, to Target's Knowledge, no Target Intellectual Property Asset licensed to Target and that is material to Target's business is involved in any such action, suit or proceeding. Target has not received any oral, written, or other communication that Target is using or disclosing in an unauthorized manner, infringing, or misappropriating in the conduct of Target's business as presently conducted or as proposed to be conducted by Target the right or claimed right of any person with respect to any Intellectual Property Right. Except as set forth in Section 3.13(c) of the Target Disclosure Schedule, Target is not aware that any of Target Intellectual Property Assets that are listed in Section 3.13(a) of the Target Disclosure Schedule or that are otherwise material to Target's business, is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any person. Target has not entered into any agreement to indemnify any person against any charge of unauthorized use or disclosure, infringement, or misappropriation of any Intellectual Property Right other than in connection with the sale of Target's products in the ordinary course of business. All patents, registered trademarks, registered service marks, collective marks, certification marks, and registered copyrights listed in
Section 3.13(a) of the Target Disclosure Schedule are in full force and were prosecuted in good faith and, to the Knowledge of Target, are valid.

     (d) Target has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of the Target Intellectual Property Assets not otherwise protected by patents, or copyright or trademark law. Without limitation on the generality of the foregoing, Target has obtained confidentiality and inventions assignment agreements from all of the past and present employees and independent contractors of Target involved in the creation or development of the Target Intellectual Property Assets that are material to Target's business. No independent contractor who has performed services related to Target's business has (or upon Closing, will have) any right, title, or interest in any Target Intellectual Property Asset that is material to Target's business.

     (e) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with any agreement governing any Target Intellectual Property Asset that is material to Target's business, will not cause the forfeiture or termination or give rise to a right of forfeiture or

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termination of any Target Intellectual Property Asset that is material to
Target's business, or in any way impair the right of Target to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Target Intellectual Property Asset that is material to Target's business.

     (f) As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights, including, without limitation, all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, promotional materials, databases, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

Section 3.14 Tax Matters.

     (a) Except as set forth in Section 3.14 of the Target Disclosure Schedule, Target and each of its subsidiaries have properly prepared (or caused to be prepared) and timely filed (or caused to be filed) all material federal, state, local and foreign tax returns required to be filed by them through the date hereof with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns are true, correct, and complete in all material respects. Except as set forth in
Section 3.14 of the Target Disclosure Schedule, Target and each of its subsidiaries have paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, property taxes, customs and duties, whether or not measured in whole or in part by net income (collectively, "TAXES"), that are due, or claimed or asserted by any taxing authority to be due, through the date hereof. Except as set forth in Section 3.14 of the Target Disclosure Schedule, the amount of Target's and each of its subsidiaries' liability for unpaid Taxes for all periods ending on or before December 31, 2001, does not exceed the amount of the current liability accruals for Taxes (excluding the reserves for deferred Taxes established to reflect timing differences between book and tax income) reflected on the Most Recent Balance Sheet, and, except as set forth in Section 3.14 of the Target Disclosure Schedule, the amount of Target's and each of its subsidiaries' liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and tax income) as such accruals are reflected on the Most Recent Balance Sheet, as adjusted for operations and transactions in the ordinary course of business of Target and each of its subsidiaries since the date of the Most Recent Balance Sheet in accordance with past custom and practice (assuming Acquiror does not make an election under Section 338(g) of the Code with respect to the acquisition of Target). All Taxes and other assessments and levies which Target and each of its subsidiaries are required to withhold or collect have been withheld and collected and, except for Taxes or other assessments not yet due and payable, have been paid over to the proper governmental authorities. Acquiror

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(or its advisors) has been furnished by Target complete and correct copies of all filed federal, state, local and foreign income or franchise tax returns for Target for the periods ending on or after December 31, 1997.

     (b) Except as set forth in Section 3.14 of the Target Disclosure Schedule, neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or has threatened to assert against Target or any of its subsidiaries any deficiency or claim for additional Taxes. Except as set forth in Section 3.14 of the Target Disclosure Schedule, there has not been any audit of any tax return filed by Target or any of its subsidiaries. Except as set forth in Section 3.14 of the Target Disclosure Schedule, no waiver or agreement by Target or any of its subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. Neither Target nor its subsidiaries has obtained or is subject to any private letter ruling of the IRS or comparable ruling, advisory opinion or similar document of other taxing authorities. Except as set forth in Section 3.14 of the Target Disclosure Schedule, Target and each of its subsidiaries have filed any disclosures required under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any tax return, and Target and each of its subsidiaries have provided copies of all such disclosures to Acquiror.

     (c) Neither Target nor any of its subsidiaries will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provisions under state, local or foreign tax laws. Neither Target nor any of its subsidiaries has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state, local or foreign tax laws) apply to Target or any of its subsidiaries. Neither Target nor any of its subsidiaries is (and has not ever been) a party to any tax sharing agreement and has not assumed the tax liability of any other person under contract. Neither Target nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code. Except as set forth in Section
3.14 of the Target Disclosure Schedule, neither Target nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Target was not the ultimate parent corporation. Except as set forth in
Section 3.14 of the Target Disclosure Schedule, neither Target nor any of its subsidiaries has entered into any compensatory arrangements with respect to the performance of services that will, as a result of the transactions contemplated by this Agreement, result in a nondeductible expense to Target or its subsidiaries pursuant to Sections 280G of the Code. Neither the Target nor its subsidiaries has constituted a "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof, or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related of transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

Section 3.15 Certain Contracts and Arrangements.

     Except as set forth in Section 3.15 of the Target Disclosure Schedule (with true and correct copies delivered to Acquiror or its counsel), as of the date of this Agreement, Target is not currently a party or subject to or bound by:

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     (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

     (b) any contract, lease or agreement creating any obligation of Target to pay to any third party $100,000 or more with respect to any single such contract or agreement;

     (c) any contract or agreement (which shall not include purchase orders in the ordinary course of business) for the sale, license, lease or disposition of Target's products in excess of $100,000;

     (d) any contract containing covenants directly or explicitly limiting in any material respect the freedom of Target to compete in any line of business or with any person or entity;

     (e) any material license agreement (as licensor or licensee);

     (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $50,000;

     (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $50,000 or any pledge or security arrangement;

     (h) any joint venture, partnership, manufacturing, development or supply agreement;

     (i) any employment contracts or agreements with officers, directors or stockholders of Target;

     (j) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Target, including without limitation any agreement with any stockholder of Target which includes without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants, but excluding agreements evidencing options to purchase common stock to the extent such options are listed in Section 3.5(a)(ii) of the Target Disclosure Schedule;

     (k) any agreement providing for the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Target;

     (l) any executory acquisition, merger or similar agreement;

     (m) any material contract with a governmental body under which Target may have an obligation for renegotiation;

     (n) any sales representative or distributorship agreement;

     (o) any dealer, reseller, OEM, value added reseller, agency or franchise agreement;

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     (p) any agreement which requires prior approval in connection with a change in control of Target or which will be in default or which gives rise to termination rights following a change in control of Target; or

     (q) any other material contract not executed in the ordinary course of business.

     All material contracts, agreements, leases and instruments to which Target is a party or by which Target is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of Target and are enforceable in accordance with their respective terms. Target has not received any notice or threat to terminate any such agreements. Target is not in default in complying with any material provisions of any material contract, agreement or instrument, and no condition or event or fact exists which, with notice, lapse of time or both would constitute such a default thereunder on the part of Target. No claims have been made or, to Target's Knowledge, threatened that would require indemnification by Target, and Target has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

Section 3.16 Litigation.

     There is no demand, claim, suit, action or governmental or administrative proceeding or investigation pending or, to the Knowledge of Target, threatened against Target or affecting the properties or assets of Target or, as to matters related to Target, against any officer, director or stockholder or key employee of Target, nor, to the Knowledge of Target, has there occurred any event nor does there exist any condition on the basis of which any such demand, claim, suit, action or proceeding may be asserted. Target shall be deemed to have "KNOWLEDGE" of a particular fact or matter if any of the Founders or Gregory E. Clark is actually aware of such fact or matter or if a prudent individual acting in the capacity of any such officer could be expected to have discovered or otherwise become aware of such fact or matter in the reasonably prudent conduct of his duties and responsibilities.

Section 3.17 Permits; Compliance with Laws.

     Target has all necessary franchises, authorizations, approvals, orders, consents, governmental and other licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit it to own its property and to conduct its business as it is presently conducted, and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. Target is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a Target Material Adverse Effect. Target has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any formal request for information, notice, demand letter, administrative inquiry or formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law. Neither Target, nor, to Target's Knowledge, any of its employees (in their capacities as such) has directly or

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

indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Target has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Target has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for violations which would not have a Target Material Adverse Effect.

Section 3.18 Employee and Labor Matters.

     (a) Section 3.18(a) of the Target Disclosure Schedule accurately sets forth, with respect to each employee of Target (including any employee of Target who is on a leave of absence or on layoff status):

         (i) the name of such employee and the date as of which such employee was originally hired by Target;

         (ii) such employee's title (if and to the extent that such employee has a title); and

         (iii) such employee's annualized compensation as of the date of this Agreement.

     (b) There is no former employee of Target (including any of the Target Stockholders) who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from Target relating to such former employee's employment with Target, except as may be required by Section 4908B of the Code or, if applicable, state law.

     (c) Except as set forth in Section 3.18(c) of the Target Disclosure Schedule, Target is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar contract.

     (d) Except as set forth in Section 3.18(d) of the Target Disclosure Schedule, the employment of each of Target's employees is terminable by Target at will. Target has delivered to Acquiror or its counsel accurate and complete copies of all employee manuals and handbooks, employment policy statements and other materials relating to the employment of the current employees of Target.

     (e) To the Knowledge of Target:

         (i) no key employee has notified Target of his or her intent to terminate his or her employment with Target;

         (ii) no key employee of Target has received an offer to join a business that likely would be competitive with Target's business;

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          (iii) no key employee of Target is or has been subject to any order or proceeding that relates to Target's business or to any of the assets owned by Target; and

          (iv) no key employee of Target is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that likely would have a material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Target or (B) Target's business or operations.

     (f) Target is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Target or any of its employees. There is not now pending, and to Target's Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To Target's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     (g) No present or former employee of Target (including any of the Target Stockholders) has made any claim against Target on account of or for (i) unaccrued overtime pay, other than overtime pay for the current payroll period,
(ii) unaccrued wages or salaries (excluding wages or salaries for the current payroll period), (iii) unaccrued vacations, time-off or pay in lieu of vacation or time off, other than vacation or time-off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay, or (iv) any violation of any law or regulation relating to minimum wages or maximum hours of work.

     (h) No person or party (including, but not limited to, any governmental entity) has made any claim, and, to the Knowledge of Target, there is no basis or grounds for any claim, against Target arising out of any law or regulation relating to discrimination against employees or any other employment practices, including retirement or labor relations, equal employment opportunity or occupational, safety and/or health standards.

Section 3.19 Employee Benefit Programs.

     (a) Section 3.19 of the Target Disclosure Schedule sets forth a list of every employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "EMPLOYEE PROGRAM") that has been maintained by Target or to which Target has contributed at any time during the three-year period ending on the date hereof and for which Target may reasonably be expected to have any liability.

     (b) The terms and operation of each Employee Program comply in all material respects with all applicable laws and regulations relating to such Employee Program. Except as set forth in Section 3.19 of the Target Disclosure Schedule, there are no unfunded obligations of Target under any retirement, pension, profit sharing, deferred compensation plan or similar program. Each Employee Program which has been maintained by Target and which has at any

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

time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section. To Target's Knowledge, no event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section. Target is not required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law. Except as set forth in Section 3.19 of the Target Disclosure Schedule, Target has never maintained or contributed to any Employee Program providing or promising any health or other nonpension benefits to terminated or retired employees, except to the extent required by law.

     (c) With respect to each Employee Program maintained by Target during the three-year period ending on the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Acquiror or its counsel: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all material modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

Section 3.20 Environmental Matters.

     (a) Except as set forth in Section 3.20 of the Target Disclosure Schedule, Target has never, in a way that would have or has had a material affect on its business, generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) and, no Hazardous Material (as defined below) has ever been spilled, released, or disposed of by Target at any site presently or formerly owned, operated, leased, or used by Target. Target does not presently own, operate, lease, or use, underground storage tanks and no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Target in connection with the presence of any Hazardous Material.

     (b) Except as set forth in Section 3.20 of the Target Disclosure Schedule
(i) to the Knowledge of Target, Target does not have any material liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) Target is not aware that any material property owned, operated, leased, or used by Target, and any of Target's material facilities and operations thereon presently fails to comply in any material respects with all applicable Environmental Laws; and (iii) Target has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

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     (c) Except as set forth in Section 3.20 of the Target Disclosure Schedule, to Target's Knowledge, no material site owned, operated, leased, or used by Target contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

     (d) Target has provided to Acquiror or its counsel copies of all material documents, records, and written information in Target's possession concerning any material environmental or health and safety matter relevant to Target including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     (e) For purposes of this Section 3.20, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level.

Section 3.21 Insurance.

     The physical properties, assets, business, operations, employees, officers and directors of Target and each of the Target Subsidiaries are insured, including errors and omissions insurance, to the extent disclosed in Section
3.21 of the Target Disclosure Schedule. Except as set forth in Section 3.21 of the Target Disclosure Schedule, there is no material claim by Target pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Target is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by Target with all requirements of applicable law and all material agreements and leases to which any of them is a party. Each such insurance policy shall continue to be in full force and effect after consummation of the transactions contemplated by the Agreement. Target has no Knowledge, of any threatened termination of any such policies or arrangements.

Section 3.22 Relationship with Customers and Suppliers.

     Except as set forth in Section 3.22 of the Target Disclosure Schedule, no customer which accounted for more than ten percent of the aggregate revenues of Target for the fiscal year ended December 31, 2001 or which is otherwise significant to Target (each, a "MATERIAL CUSTOMER"), or any supplier which is significant to Target (each, a "MATERIAL SUPPLIER"), has canceled or otherwise terminated or, to the Knowledge of Target, threatened to cancel or otherwise terminate its relationship with Target, or has during the period from the date of the Most Recent Balance Sheet to the date of this Agreement decreased materially its usage or purchase of the services or products of Target or has decreased materially its services or supplies to Target. Except as set forth in
Section 3.22 of the Target Disclosure Schedule, no

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Material Customer or Material Supplier has, to the Knowledge of Target, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Target or to decrease materially or limit its usage, purchase or distribution of the services or products of Target or the provision of services or supplies to Target.

Section 3.23 Trade Regulation.

     Target has not terminated its relationship with or refused to ship Target products to any dealer, distributor, OEM, third party marketing entity or customer which had paid or been obligated to pay Target in excess of $25,000 with respect to sales of Target products or services during 2001. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in material compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's Knowledge, no specific situation, set of facts, or occurrence provides any reasonable basis for any such claim.

Section 3.24 Products; Product Warranties.

     (a) A form of each product warranty offered by Target relating to products manufactured or sold by Target within the last three years has been delivered to Acquiror.

     (b) Section 3.24(b) of the Target Disclosure Schedule sets forth a true and complete list of (i) all products manufactured, marketed or sold by Target that have been recalled (other than voluntary customer upgrades) or withdrawn (other than products no longer offered by Target) whether voluntarily or otherwise,
(ii) all proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product sold by Target; and (iii) all product liability claims against Target or by Target under its products liability insurance policy, other than warranty claims in the ordinary course of business.

     (c) Except as set forth in Section 3.24(c) of the Target Disclosure Schedule, there is no material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Target within the past three years, or any material defect in repair to, or replacement of, any such products that would result in claims against Target in excess of the amount of reserves for warranty claims contained in Target's Closing Date Financial Statements.

     (d) Except as set forth in Section 3.24(d) of the Target Disclosure Schedule, or except as provided in any of the standard product warranties provided to Acquiror pursuant to this Section, Target has not sold any products or services which are subject to an extended warranty beyond twelve (12) months and which warranty has not yet expired.

     (e) No customer or other person has ever asserted or threatened to assert any material claim against Target (i) under or based upon any warranty provided by or on behalf of Target or (ii) under or based upon any other warranty relating to any product sold by Target or any services performed by Target. No event has occurred and no condition or circumstance exists,

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that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

Section 3.25 Information Supplied by Target.

     Target has provided to, or made available for inspection and copying by, Acquiror and its counsel true, correct and complete copies of all documents listed in the Target Disclosure Schedule.

Section 3.26 Brokers.

     Except as set forth in Section 3.26 of the Target Disclosure Schedule, Target has not incurred or become liable, and will not become liable, for any broker's or finder's fee, banking fees or similar compensation, relating to or in connection with the transactions contemplated hereby.

Section 3.27 Export Control.

     Target has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have a Target Material Adverse Effect. Without limiting the foregoing, Target represents and warrants that, except as would not have a Target Material Adverse
Effect:

     (a) Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

     (b) Target is in compliance with the terms of all applicable export licenses or other approvals;

     (c) There are no pending or, to the Knowledge of Target, threatened claims against Target with respect to such export licenses or other approvals;

     (d) There are no governmental actions pending or, to the Knowledge of Target, threatened against Target pertaining to the export transactions of Target; and

     (e) No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

Section 3.28 No Other Representations or Warranties.

     Except for the representations and warranties contained in this Article 3 and the express representations and warranties of Target in any other Transaction Document or in any certificate delivered pursuant to this Agreement, neither Target nor any other Person on behalf of Target makes any representation or warranty to Acquiror or to Sub, either express or implied, at law or in equity, and Target hereby disclaims any such other representation or warranty, whether by Target or any of its agents or representatives or any other Person, notwithstanding the delivery or

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disclosure to Acquiror or to Sub or any of their officers, directors, employees, agents or representatives or any other Person of any document or other information by Target or any of its agents or representatives or any other Person.

          ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

     As a material inducement to Target and the Target Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Acquiror and Sub represent and warrant to Target, as follows:

Section 4.1 Organization of Acquiror and Sub.

     Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property or results of operations of Acquiror and its Subsidiaries taken as a whole (an "ACQUIROR MATERIAL ADVERSE EFFECT").

Section 4.2 Authorization and Non-Contravention; Required Filings and Consents.

     (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub. This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms.

     (b) The execution and delivery by Acquiror and Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice to or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession,

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

franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have an Acquiror Material Adverse Effect or a material adverse effect on the ability of Acquiror or Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is or will become a party.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have an Acquiror Material Adverse Effect or a material adverse effect on the ability of Acquiror or Sub to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is or will become a party.

Section 4.3 Interim Operations of Sub.

     Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. All of the outstanding capital stock of Sub is owned by Acquiror.

Section 4.4 Disclosure.

     Except for the representations and warranties contained in this Article 4 and the express representations and warranties of Acquiror and Sub in any other Transaction Document or in any certificate delivered pursuant to this Agreement, neither Acquiror nor Sub, nor any other Person on behalf of Acquiror or Sub, makes any representation or warranty to Target, either express or implied, at law or in equity, and Acquiror and Sub hereby disclaim any such other representation or warranty, whether by Acquiror and Sub or any of their respective agents or representatives or any other Person, notwithstanding the delivery or disclosure to Target or any of its officers, directors, employees, agents or representatives or any other Person of any document or other information by Acquiror and Sub or any of their agents or representatives or any other Person.

Section 4.5 Brokers.

     Except for fees payable to Wells Fargo Securities, LLC, Acquiror has not incurred or become liable, and will not become liable, for any broker's or finder's fee, banking fees or similar compensation, relating to or in connection with the transactions contemplated hereby.

Section 4.6 Funds Available.

     Acquiror has sufficient funds or financing commitments available to carry out its obligations under this Agreement and to pay all of its related fees and expenses. Acquiror has

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provided Target with evidence of such funding, including an executed commitment letter from U.S. Bank N.A.

                   ARTICLE 5. PRECLOSING COVENANTS OF TARGET

Section 5.1 Approval of Target Stockholders.

     Prior to the Closing Date and at the earliest practicable date after the date hereof, Target will solicit written consents from its stockholders seeking, or hold a stockholders' meeting (the "TARGET STOCKHOLDERS' MEETING") for the purpose of seeking, approval of this Agreement. If Target holds a stockholders' meeting, the Board of Directors will solicit proxies from Target's stockholders to vote such stockholders' shares at the Target Stockholders' Meeting. In soliciting such written consent or proxies, the Board of Directors of Target will, subject to its fiduciary duties, recommend to the stockholders of Target that they adopt this Agreement and, subject to its fiduciary duties, shall use its reasonable efforts to obtain the required approval of the stockholders of Target entitled to vote on or consent to adoption of this Agreement in accordance with Delaware Law and Target's Certificate of Incorporation. Target will prepare as soon as reasonably practicable an information statement (the "INFORMATION STATEMENT") and if Target holds a stockholders' meeting, a proxy statement, in form and substance reasonably acceptable to Acquiror, with respect to the solicitation of written consents and/or proxies from the stockholders of Target to approve this Agreement.

Section 5.2 Advice of Changes.

     Target will promptly advise Acquiror in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect (other than representations and warranties which specifically relate to an earlier date).

Section 5.3 Operation of Business.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent that Acquiror shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, provided that such commercially reasonable efforts shall not be deemed to require Target to pay or provide any additional amounts, compensation or benefits in addition to what Target is presently obligated to pay. Furthermore, Target shall, consistent with past practices, pay all accounts payable in the ordinary course, refrain from encouraging

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

prepayment of accounts receivable and maintain inventories sufficient to meet anticipated sales levels. Target shall promptly notify Acquiror of any material event or occurrence not in the ordinary course of business of Target. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Target shall not, without the prior written consent of Acquiror:

     (a) Authorize cash payments in exchange for any Target Option or any options granted under any employee stock plan except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule;

     (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party or pursuant to the exercise of Target's right of first refusal under agreements with stockholders or optionholders;

     (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than in connection with the exercise of options outstanding on the date of this Agreement;

     (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business and other than purchases of inventory consistent with anticipated sales levels;

     (e) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any nonofficer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend (except as required by law) in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, other than amendments to stock option plans that are consistent with this Agreement and the transactions contemplated thereby, and except for the amendment contemplated in Section 5.3(e) of the Target Disclosure Schedule;

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

     (f) Revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except consistent with past practice and in accordance with GAAP;

     (g) Amend or propose to amend its Certificate of Incorporation or Bylaws;

     (h) except as may be required as a result of change in law or in generally accepted accounting principles, change accounting methods in any material respect;

     (i) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

     (j) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, if any such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of increasing the Tax liability of Target or Acquiror;

     (k) enter into any agreement (other than sales contracts entered into in the ordinary course of business) in which the obligation of Target exceeds $100,000 or which shall not terminate or be subject to termination by Target within 180 days after execution, except to the extent that such agreement relates to the purchase of inventory in the ordinary course of business not in excess of $500,000; or

     (l) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

Section 5.4 Access to Information.

     Until the Closing, Target shall promptly respond to any reasonable written request by Acquiror for information about Target's business, financial condition or results of operations. Target shall use its commercially reasonable efforts to cause its accountants to cooperate with Acquiror and its agents in making available all financial information reasonably requested, including without limitation commercially reasonable efforts to cause its accountants to permit Acquiror to examine all work papers pertaining to all financial statements prepared or audited by such accountants. Target shall in good faith assist Acquiror in its due diligence of Target's operations including interviews of Target customers. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules.

Section 5.5 Satisfaction of Conditions Precedent.

     Subject to the terms and conditions of this Agreement, Target will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the

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

foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target shall use its commercially reasonable efforts to obtain any and all consents necessary, and to give any and all notices required, with respect to contracts listed in Section 3.15 of the Target Disclosure Schedule in connection with the Merger (the "MATERIAL CONSENTS"). Acquiror shall cooperate with Target in connection with the obtaining of the Material Consents; provided, however, that neither Acquiror nor Target shall be required to pay any additional sums to acquire such Material Consents. All of the Material Consents are listed in Section 5.5 of the Target Disclosure Schedule.

Section 5.6 Closing Date Financial Statements.

     At or prior to the Closing, Target shall deliver to Acquiror an unaudited balance sheet and the related statements of income, stockholder equity and cash flow of Target as of two (2) business days prior to the Closing Date or such other date as Acquiror and Target shall agree in writing (the "CLOSING DATE FINANCIAL STATEMENTS"). The Closing Date Financial Statements shall present fairly in all material respects the financial position of Target and its Subsidiary, on a consolidated basis, as of their date and for the period covered thereby. The Closing Date Financial Statements shall be prepared in conformity with (i) GAAP applied on a consistent basis and (ii) the books and records of Target, provided that such financial statements need not contain footnotes. The Closing Date Financial Statements will not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as specified therein. Except as set forth in Section 5.6 of the Target Disclosure Schedule, there are no adjustments that would be required on audit of the Closing Date Financial Statements that would, individually or in the aggregate, have a Material Adverse Effect (assuming Acquiror does not make an election under Section 338(g) of the Code with respect to the acquisition of Target).

Section 5.7 Other Negotiations.

     Prior to the earlier of the termination of this Agreement or the Effective Time, Target will not (and it will use its reasonable best efforts to ensure that any of its stockholders, officers, directors, employees, agents and Affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of Target, any merger or consolidation with or involving Target, or any sale of stock or assets of Target or any material license of Target's Intellectual Property Rights outside of the ordinary course of business (any of the foregoing being referred to in this Agreement as a "ACQUISITION PROPOSAL") or enter into an agreement concerning any Acquisition Proposal with any party other than Acquiror. If between the date of this Agreement and the termination of this Agreement pursuant to Section 9.1, Target receives from a third party any offer or indication of interest regarding any Acquisition Proposal, or any request for information regarding any Acquisition Proposal, Target shall (i) notify Acquiror promptly (but in any event within 24 hours), orally and in writing, after such offer, indication of interest or request, including the terms of any proposal therein, and (ii) notify such third party of Target's obligations under this Agreement.

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Section 5.8 Third Party Consents.

     Target shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents listed on Schedule 3.4 necessary to the consummation of the transactions contemplated hereby (the "TARGET CONSENTS") and will provide to Acquiror copies of each such Target Consent promptly after it is obtained. Acquiror shall cooperate fully with Target in connection with the obtaining of the Target Consents; provided, however, that neither Target nor Acquiror shall be required to pay any additional sums to secure such Target Consents.

Section 5.9 Termination of 401(k) Plan.

     Unless Acquiror shall designate otherwise prior to the Effective Time, Target shall terminate its existing 401(k) Plan(s) prior to the Effective Time, in accordance with its terms and applicable law.

Section 5.10 Amendment to Target Option Agreements.

     Prior to the Closing Date and at the earliest practicable date after the date hereof, Target will seek written consents from Target Option Holders for the Rollover Amendment permitting the treatment of the Target Options in accordance with Section 2.1(c) hereof.

          ARTICLE 6. PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

Section 6.1 Advice of Changes.

     Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

Section 6.2 Satisfaction of Conditions Precedent.

     Acquiror and Sub will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

Section 6.3 Employee Benefit Plans.

     Employees of Target at the Effective Time will be provided with employee benefit plans, programs and arrangements by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror and its Subsidiaries to similarly situated employees. Effective as of the later of the Effective Time or termination of Target's 401(k) Plan, employees of Target shall be eligible to participate in Acquiror's 401(k) Plan. For purposes of any length of service requirements, waiting periods,

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

vesting periods or differential benefits based on length of service in any such employee benefit plans, programs or arrangements for which employees of the Surviving Corporation may be eligible, Acquiror shall grant credit to such employees for all prior service with Target.

Section 6.4 Access.

     Until the Closing, Acquiror will promptly respond to any reasonable written request by Target or its officers for information about Acquiror's business, financial condition or results of operations, to the extent consistent with Acquiror's status as a publicly-traded company.

Section 6.5 Additional Insurance.

     Acquiror shall use commercially reasonable efforts to secure by April 15, 2002 a policy of insurance in an amount not less than $5,000,000 at a cost of not more than $250,000 insuring against Damages (as defined below) suffered by Acquiror in an amount in excess of the Escrow Agreement.

                          ARTICLE 7. OTHER AGREEMENTS

Section 7.1 Confidentiality.

     Each party acknowledges Acquiror and Target have previously executed a Confidentiality Agreement dated November 29, 2001 (the "CONFIDENTIALITY AGREEMENT"). The parties agree that the Confidentiality Agreement shall survive execution of this Agreement and shall continue in full force and effect in accordance with its terms All information provided by Target to Acquiror pursuant to this Agreement, whether before or after execution hereof, shall be subject to the terms of the Confidentiality Agreement.

Section 7.2 Public Announcements.

     All of the parties hereto agree that a joint public announcement of the Merger by Target and Acquiror shall be made promptly, but not later than the next business day, after the date of the execution of this Agreement. Acquiror and Target shall mutually agree on the content of any such public announcement. Thereafter, none of the parties hereto shall make a public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger, except upon mutual consent of Target and Acquiror; provided, however, that any of the parties hereto, based upon advice of counsel, may make such disclosure as may be required under applicable law, regulation or the listing standards of the Nasdaq Stock Market. If any party hereto proposes to make such required disclosure, it will first notify the other parties in writing and all parties will use their reasonable best efforts to reach agreement on the form and substance of the disclosure to be made.

Section 7.3 Regulatory Filings; Consents; Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective reasonable best efforts to (i) make all necessary filings with respect to the Merger and this Agreement and the Transaction Documents under the Exchange Act and

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

applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies within three (3) business days after the date of this Agreement and obtain required approvals and clearances (including under the Hart-Scott-Rodino Antitrust Improvements Act the "HSR ACT") with respect thereto and supply all additional information requested in connection therewith and to request early termination of any applicable waiting period under the HSR Act;
(iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

Section 7.4 Further Assurances.

     Prior to and after the Closing, subject to the terms and conditions of this Agreement, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 7.5 FIRPTA.

     Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

Section 7.6 Information Statement; Board Recommendations.

     After the execution of this Agreement, Target will prepare and distribute any required Information Statement to the stockholders of Target at the earliest practicable time. The Information Statement will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which results in the information provided by Target in the Information Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading in light of the circumstances under which they were made, Target will promptly prepare and distribute an appropriate amendment or supplement to stockholders of Target. Subject to the fiduciary duties of the Board of Directors of Target and Section 5.1, the Information Statement will include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger. Acquiror will

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

provide Target with information about Acquiror reasonably required for the Information Statement. Acquiror will promptly notify Target of any event which causes the information provided by Acquiror for use in the Information Statement to be materially inaccurate or misleading.

Section 7.7 Noncompetition Agreements.

     Each Founder shall execute and deliver to Acquiror at the Closing a Noncompetition Agreement substantially in the form of Exhibit A hereto.
                                                      ---------

Section 7.8 Stock Purchase Agreements.

     Each Founder and the Acquiror shall execute and deliver at the Closing a Stock Purchase Agreement substantially in the form of Exhibit B hereto;
                                                      ---------
provided, however, that if the Average Closing Price (as defined below) is less than $12.00 per share, Acquiror may elect not to sell stock under the Stock Purchase Agreement and, if the Average Closing Price is greater than $35.00 per share, Founders may elect not to purchase stock under the Stock Purchase Agreement. If Acquiror or Founders, as applicable, elect not to sell or purchase stock under the Stock Purchase Agreement in accordance with this Section 7.8, Founders and Acquiror shall not be required to execute the Stock Purchase Agreement. For purposes of this Section 7.8, "AVERAGE CLOSING PRICE" is the average of the closing sales prices of the Common Stock of the Acquiror reported in the Wall Street Journal on the basis of information provided by the Nasdaq Stock Market for each of the thirty (30) trading days immediately preceding (but not including) the first business day prior to the Closing Date (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the end of such 30 trading day period.

Section 7.9 Voting Agreements.

     Each Founder shall execute and deliver to Acquiror as of the date hereof a Voting Agreement in the form attached hereto as Exhibit E.
                                                ---------

Section 7.10 Affirmation and Consent Agreement

     Target Stockholders owning not less than eighty percent (80%) of the outstanding Target Common Stock shall be Signing Target Stockholders or shall deliver to Acquiror, on the Closing Date, an Affirmation and Consent Agreement in the form attached hereto as Exhibit F.
                               ---------

Section 7.11 Escrow Agreement.

     The Acquiror and Target Representative (defined below) shall execute and deliver the Escrow Agreement substantially in the form of Exhibit D hereto.
                                                          ---------

Section 7.12 Indemnification of Target Officers and Directors.

     Acquiror agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Target with respect to actions taken in their capacities as directors or officers of Target at or prior to the Effective Time as provided in the

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

Certificate of Incorporation and By-Laws of Target and any applicable indemnification agreements (copies of which have been provided to Acquiror) will survive the Merger and continue in full force and effect after the Effective Time and the obligations related thereto will be assumed by Acquiror to the extent not satisfied by the Surviving Corporation. The Surviving Corporation shall maintain for a period of six years from the Effective Time continued "tail" coverage under Target's directors and officers liability insurance covering the officers and directors who served as such prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 7.12 are intended to benefit the present and former officers and directors of Target and such persons shall be third party beneficiaries with respect to this Section.

                        ARTICLE 8. CONDITIONS TO MERGER

Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction, in all material respects, on or prior to the Closing Date of the following conditions:

     (a) Approvals. Other than the filing provided for by Article 1, all
         ---------
authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity shall have been filed, occurred or been obtained.

     (b) No Injunctions or Restraints; Illegality. No temporary restraining
         ----------------------------------------
order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Acquiror after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

Section 8.2 Additional Conditions to Obligations of Acquiror and Sub.

     The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

     (a) Representations and Warranties. Each of the representations and
         ------------------------------
warranties of Target made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date), except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date or (ii) failure of a representation or warranty to be true and correct in all material respects results from material actions taken or not taken with the written consent of Acquiror; and

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

Acquiror shall have received a certificate at the Closing signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

     (b) Performance of Obligations of Target. Target shall have performed in
         ------------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate at the Closing signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

     (c) Stockholder Approval. The stockholders of Target entitled to vote on or
         --------------------
consent to this Agreement and the Merger in accordance with Delaware Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger by the requisite percentage vote required by Delaware Law and Target's Certificate of Incorporation.

     (d) Dissenting Stockholders. Not more than five percent (5%) of Target's
         -----------------------
issued and outstanding capital stock as of the Closing shall be held by persons exercising dissenters' rights under Delaware Law with respect to such shares.

     (e) Closing Date Financial Statements. Target shall have delivered to
         ---------------------------------
Acquiror the Closing Date Financial Statements.

     (f) Noncompetition Agreements. Each Founder shall have executed and
         -------------------------
delivered to Acquiror at the Closing a Noncompetition Agreement in substantially the form attached hereto as Exhibit A and each such agreement shall remain in
                            ---------
full force and effect.

     (g) Stock Purchase Agreements. Subject to Section 7.8, each Founder shall
         -------------------------
have executed and delivered to Acquiror at the Closing a Stock Purchase Agreement, in substantially the form attached hereto as Exhibit B, and each such
                                                        ---------
agreement shall remain in full force and effect.

     (h) Affirmation and Consent Agreement. Target Stockholders owning not less
         ---------------------------------
than eighty percent (80%) of the outstanding Target Common Stock shall be Signing Target Stockholders or shall have delivered to Acquiror at or prior to the Closing Date a letter agreement in the form attached hereto as Exhibit F
                                                                   ---------
("AFFIRMATION AND CONSENT AGREEMENT"), which shall ratify the appointment of Target Representative in Article 10, and affirm the agreement to be bound by the terms and conditions of Article 10 of this Agreement and the Escrow Agreement.

     (i) Approvals. All authorizations, consents, or approvals of, or
         ---------
notifications to any third party listed in Section 3.4 or 5.5 of the Target Disclosure Schedule, shall have occurred or been obtained.

     (j) Customer Interviews. Acquiror shall be reasonably satisfied with the
         -------------------
results of its interviews with customers of Target. Any interview by Acquiror of Target's customers shall be conducted within two (2) weeks after the date of this Agreement. This condition shall be deemed to be satisfied unless Acquiror informs Target within three (3) weeks after the date of this Agreement that it will not close the Merger because it is not reasonably satisfied with such interviews and the reasons therefor.

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     (k) Escrow Agreement. The Escrow Agreement shall have been executed and
         ----------------
delivered to the Escrow Agent at the Closing and such agreement shall remain in full force and effect.

     (l) No Material Adverse Change. Except as disclosed in this Agreement or
         --------------------------
the Schedules hereto, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Target since the date of the Most Recent Balance Sheet.

     (m) Organizational and Transaction Documents. Acquiror shall have received
         ----------------------------------------
at the Closing a copy of the Certificate of Incorporation of Target, certified as of a recent date by the Secretary of State of the State of Delaware. Acquiror shall have received at the Closing certificates of good standing and legal existence with respect to Target, dated as of the recent date, from the Secretary of State of the State of Delaware. Acquiror shall have received a certificate of the Secretary of Target dated the Closing Date and certifying (i) that the Certificate of Incorporation of Target has not been amended since the date of the certificate referred to in the first sentence of this Subsection,
(ii) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors of Target approving this Agreement and the Transaction Documents to which Target is or will become a party and the transactions contemplated hereby and thereby, (iii) that such resolutions are all the resolutions adopted in connection with such agreements and such transactions and that such resolutions have not been amended, modified or repealed and are in effect as of the Closing Date and (iv) as to the incumbency and signature of each officer of Target signing this Agreement and any agreement or certificate referred to in this Agreement and a certification from another officer of Target as to the incumbency and signature of Target's Secretary.

Section 8.3 Additional Conditions to Obligations of Target.

     The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

     (a) Representations and Warranties. The representations and warranties of
         ------------------------------
Acquiror and Sub made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date); and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

     (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall
         ----------------------------------------------
have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

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

     (c) Stockholder Approval. The stockholders of Target entitled to vote on or
         --------------------
consent to this Agreement and the Merger in accordance with Delaware Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger.

     (d) Approvals. All authorizations, consents or approvals of, or
         ---------
notifications to any third party shall have occurred or been obtained.

     (e) Stock Purchase Agreement. Subject to Section 7.8, Acquiror shall have
         ------------------------
executed and delivered to each Founder at the Closing a Stock Purchase Agreement, in substantially the form attached hereto as Exhibit B, and each such
                                                        ---------
agreement shall remain in full force and effect.

     (f) Organizational and Transaction Documents. Target shall have received at
         ----------------------------------------
the Closing a copy of the Articles of Incorporation of Acquiror and the Certificate of Incorporation of Sub, certified as of a recent date by the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware, respectively. Target shall have received at the Closing certificates of good standing and legal existence with respect to Acquiror and Sub, dated as of the recent date, from the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware, respectively. Target shall have received a certificate of the Secretary of each of Acquiror and Sub dated the Closing Date and certifying (i) that the Articles of Incorporation or Certificate of Incorporation, as applicable, of the relevant entity has not been amended since the date of the certificate referred to in the first sentence of this Subsection, (ii) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors of the relevant entity (and, in the case of Sub, its stockholders) approving this Agreement and the Transaction Documents to which either of them is or will become a party and the transactions contemplated hereby and thereby, including the issuance of Acquiror's Common Stock to the Founders pursuant to the Stock Purchase Agreements; (iii) that such resolutions are all the resolutions adopted in connection with such agreements and such transactions and that such resolutions have not been amended, modified or repealed and are in effect as of the Closing Date and (iv) as to the incumbency and signature of each officer of such entity signing this Agreement and any agreement or certificate referred to in this Agreement and a certification from another officer of the relevant entity as to the incumbency and signature of the entity's Secretary.

                      ARTICLE 9. TERMINATION AND AMENDMENT

Section 9.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Constituent Corporations:

     (a) by mutual written consent of Acquiror, Sub and Target;

     (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such

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

order, decree or ruling or other action shall not have complied in all material respects with its respective obligations under Sections 5.5 or 6.2 of this Agreement, as the case may be;

     (c) by Acquiror or Target (provided that Acquiror or Target, as the case may be, is not then in material breach of any representation, warranty, or covenant contained in this Agreement or any Transaction Document), by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days after receipt by the breaching party of written notice of such breach by the other party;

     (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before May 1, 2002 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror or Sub of any representation, warranty, or covenant of Acquiror or Sub contained in this Agreement); provided, however that the Acquiror shall not be entitled to terminate this Agreement under this
Section 9.1(d) until May 31, 2002 if the only condition precedent under Section
8.1 or 8.2 that remains unsatisfied is the clearance required under the HSR Act or other regulatory approvals or consents;

     (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before May 1, 2002 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement); provided, however that Target shall not be entitled to terminate this Agreement under this Section 9.1(e) until May 31, 2002 if the only condition precedent under Section 8.1 or 8.3 that remains unsatisfied is the clearance required under the HSR Act or other regulatory approvals or consents; or

     (f) by Target, by giving written notice to Acquiror, at any time if Acquiror has notified Target within three (3) weeks after the date of this Agreement that it will not close the Merger based on failure of the condition set forth in Section 8.2(j).

Section 9.2 Effect of Termination.

     In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and have no effect and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, stockholders or Affiliates, provided, however, that (i) the provisions of Sections 7.1, 7.2, 9.2, 9.3 and Article 11 shall survive any termination of this Agreement, and (ii) nothing herein shall relieve or release any party from liability for the material breach by such party of this Agreement prior to the date of termination of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; except that the Surviving Corporation shall be responsible for all

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

costs and expenses incurred by Target in connection with the negotiation of this Agreement and the transactions contemplated herein.

     (b) In the event that this Agreement is terminated by Acquiror pursuant to
Section 9.1(c), then Target shall pay Acquiror an amount equal to Acquiror's reasonable, actual and documented expenses in connection with the transactions contemplated by this Agreement, which amount shall be payable by wire transfer of immediately available funds no later than ten business days after Target's receipt of documentation of such expenses.

     (c) In the event this Agreement is terminated by Target pursuant to Section 9.1(c), then Acquiror shall pay Target an amount equal to Target's reasonable, actual and documented expenses in connection with transactions contemplated by this Agreement, which amount shall be payable by wire transfer of immediately available funds no later than ten business days after Acquiror's receipt of documentation of such expenses.

                          ARTICLE 10. INDEMNIFICATION

Section 10.1 Survival of Representations and Covenants.

     (a) The representations, warranties, covenants and obligations of each party set forth in this Agreement or the Escrow Agreement shall survive the Closing Date, but any claims with respect thereto pursuant to this Article 10 may be made only on or before the first anniversary of the Closing Date, except as set forth in Section 10.3 and Section 10.8. Claims alleging fraud of Target may be made against the Target Stockholders only on or before the first anniversary of the Closing Date. Notwithstanding the foregoing, claims alleging fraud of Target, Aquiror or Sub may be made against the Person(s) who actually committed the fraud at any time prior to the expiration of the statute of limitations period or periods applicable to them, including any statute of limitations governing fraud. In addition, the representations, warranties, covenants and obligations of Acquiror and Surviving Corporation in Section 7.12 regarding continuation of the rights to indemnification of current and former officers and directors of Target and "tail" coverage under Target's directors and officers liability insurance shall remain in full force and effect for a period of not more than six (6) years after the Closing Date.

     (b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any of the parties or any of their representatives.

     (c) For purposes of this Agreement, although each statement or other item of information set forth in the Target Disclosure Schedule is provided in order to expressly qualify the specific representation and warranty to which such information refers, all such statements and other items of information that are provided in the Target Disclosure Schedule shall also be deemed to be representations and warranties made by Target in addition to the representations and warranties provided for by the terms of this Agreement.

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Section 10.2 Indemnification by Target Stockholders.

     (a) Subject to the provisions of this Section 10.2, and as an integral part of the Merger, the Target Stockholders who accept the Merger Consideration hereby agree to severally but not jointly hold harmless and indemnify Acquiror and the Surviving Corporation from and against, and to compensate and reimburse Acquiror or the Surviving Corporation, as the case may be, for any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any claim, suit, action, arbitration, investigation or proceedings) (collectively, "DAMAGES") which are suffered or incurred by Acquiror or the Surviving Corporation (regardless of whether or not such Damages relate to any third party claim) arising from:

          (i) any breach of any representation or warranty made by Target in this Agreement or any other Transaction Document;

          (ii) any reasonable costs arising from the defense by Surviving Corporation or Acquiror of any claim relating to a matter for which the Target Stockholders bear indemnification obligations hereunder, or the enforcement by Acquiror or the Surviving Corporation of their rights to indemnification hereunder; and

          (iii) any breach of any covenant, agreement or obligation of Target contained in this Agreement or any other Transaction Document.

Approval of this Agreement by the requisite percentage of Target Stockholders in accordance with Delaware Law and the Target's Certificate of Incorporation and By-Laws will serve to irrevocably ratify and confirm the indemnification obligations of the Target Stockholders under this Article 10.

     (b) (i) The aggregate indemnification obligations of the Target Stockholders under this Section 10.2 shall be limited to the assets held in escrow pursuant to the terms of the Escrow Agreement (ii) the aggregate indemnification obligations of any particular Target Stockholder under this
Section 10.2 shall be limited to its pro rata portion of the assets held in escrow pursuant to the terms of the Escrow Agreement and no Target Stockholder shall have personal liability for indemnification payments that cannot be satisfied out of its pro rata portion of the Escrow Amount, and (iii) subject to
Section 10.8, the Target Stockholders are not required to make any indemnification payment hereunder unless a claim is initiated prior to the first anniversary of the Closing Date; provided, however, that the foregoing limitations in clauses (i) and (ii) shall not apply in the case of fraud, in which case the aggregate indemnification obligations of the Target Stockholders under this Section 10.2 in respect of such fraud and any other claim for Damages shall be limited to the aggregate Merger Consideration received by the Target Stockholders and for any particular Target Stockholder, shall be limited to its pro rata portion of the aggregate Merger Consideration received. In the event any Target Stockholder is required to pay more than its pro rata share of any Damages, such Target Stockholder shall be entitled to contribution from the other Target Stockholders. Notwithstanding the foregoing, in the case of fraud, the indemnification obligations of the Person(s) who actually committed the fraud shall be unlimited.

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

     (c) Notwithstanding anything contained herein to the contrary, the provisions for indemnification contained in Section 10.2 shall become effective only in the event that the aggregate amount of the indemnification claims for Damages for which the Target Stockholders are liable for under Section 10.2 exceeds $500,000 and, in the event that the Damages exceed $500,000, the Target Stockholders shall be responsible for the entire amount of such Damages including such initial $500,000, up to, and subject to, the limits set forth in
Section 10.2(b) above.

Section 10.3 Indemnification by Acquiror and Sub.

     If the Merger is consummated, Acquiror and Sub, jointly and severally, shall hold harmless and indemnify the Target Stockholders, their heirs and successors, as applicable, from and against, and shall compensate and reimburse the Target Stockholders, their heirs and successors for, any Damages which are suffered or incurred by any of them (regardless of whether such Damages relate to any third party claim), directly or indirectly arising or resulting from or connected with (a) any breach of any representation or warranty made by Acquiror or Sub in this Agreement or the Escrow Agreement and (b) any breach of any covenant or obligation of Acquiror and/or Sub contained in this Agreement or the Escrow Agreement. The obligations of Acquiror and Sub under this Section 10.3 shall only apply to claims made on or prior to the first anniversary of the Closing Date and shall be limited in value to the Escrow Amount, in the aggregate, and to the pro rata share of the total Merger Consideration in respect of each Indemnified Party; provided, however, that the foregoing limitation on the amount of the indemnification obligations shall not apply in the case of Acquiror's or Sub's fraud or Acquiror's failure to pay the total Merger Consideration, with respect to which the indemnification provisions under this Section 10.3 shall be limited to the total Merger Consideration and to the pro rata share of the total Merger Consideration in respect of each Indemnified Party.

Section 10.4 Defense of Third Party Claims.

     In the event of the assertion or commencement by any Person of any claim or proceeding (whether against Acquiror, Target, Target Stockholders, any other Indemnified Party (as defined below) or any other Person) with respect to which Target Stockholders, Acquiror or Sub, as the case may be, may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Article 10, the party to be indemnified (the "INDEMNIFIED PARTY") shall reasonably promptly, but in any event within ten (10) days after the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "INDEMNIFYING PARTY") of such claim or proceeding and of the facts within the Indemnified Party's knowledge related thereto by providing written notice to the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to assume the defense, negotiation and settlement of such claim or proceeding at its sole expense which, in the case of the Target Stockholders, shall be payable out of the assets held in escrow under the Escrow Agreement. In the absence of any such election, the Indemnified Party may proceed with the defense of such claim or proceeding and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys' fees and costs) in connection with the Indemnified Party's defense of any such claim or proceeding (whether or not incurred by the Indemnified Party, but subject to the limits set forth in Sections 10.2(b), 10.3 and 10.8, as applicable). Notwithstanding anything to the contrary contained herein, in the event of an

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

indemnification claim arising under Article 10: (i) if the amount claimed pursuant to such third-party claim, or the potential liability arising out of such third-party claim (in the reasonable, good faith judgment of Acquiror and the Target Representative), exceeds the maximum indemnification obligation of the Target Stockholders pursuant to Article 10, then Acquiror will be entitled, at its sole option, to assume primary responsibility for the defense of such claim with counsel selected by Acquiror and not reasonably objected to by the Target Representative, and (ii) if the Target Representative proposes to settle such third-party claim for an amount that exceeds the maximum amount for which the Target Stockholders would be liable pursuant to Article 10, then the Target Representative shall not agree to any such settlement without the prior written consent of Acquiror. Acquiror's assumption of responsibility for the defense of a claim shall not affect or diminish Acquiror's right to indemnification under
Article 10 or in any way expand the obligations of the Target Stockholders under
Article 10.

     (a) If the Indemnifying Party so elects to assume the defense of any such claim or proceeding:

          (i) the Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

          (ii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or proceeding;

          (iii) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Party that may be necessary to the defense of such claim or proceeding; and

          (iv) the Indemnified Party shall have the right to participate in the defense of such claim or proceeding at its own expense.

     (b) If the Indemnified Party so proceeds with the defense of any such claim or proceeding:

          (i) all expenses reasonably incurred and relating to the defense of such claim or proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party, subject to the limits set forth in Sections 10.2(b), 10.3 and 10.8, as applicable;

          (ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or proceeding;

          (iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and

          (iv) the Indemnified Party shall not settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

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

     (c) Notwithstanding anything herein to the contrary, the amount of Damages that the Acquiror is entitled to recover from the Target Stockholders shall be reduced by any amount recovered by the Acquiror through insurance and, to the extent that any Damages that have previously been recovered from Target Stockholders are later recouped by the Acquiror through insurance, the Acquiror shall return the amount recouped to the Target Stockholders on a pro rata basis. Acquiror shall use commercially reasonable efforts to pursue claims under Acquiror's or the Surviving Corporation's general commercial insurance policies (which shall specifically exclude the insurance referred to in Section 6.5) if this would limit the Damages for which the Target Stockholders are liable; provided that Acquiror shall not be required to pursue claims under insurance policies before making claims for indemnification under this Article 10 and Acquiror shall be permitted to forego any such claim if such claim is reasonably likely to result in an increase in the premium payable for such insurance by more than an immaterial amount.

Section 10.5 Appointment of Target Representative.

     (a) By executing this Agreement, Target hereby appoints John Cassis as the representative, attorney-in-fact and agent for the Target Stockholders, with full power of substitution (the "TARGET REPRESENTATIVE"), for purposes of receiving, disputing or resolving any claim or other matter arising out of obligations under this Article 10 with respect to claims made on or prior to the first anniversary of the Closing Date. All of the parties hereto consent to such appointments and acknowledge and agree that they are coupled with an interest and may not be revoked. Approval of this Agreement by the requisite percentage of Target Stockholders in accordance with Delaware Law and the Target's Certificate of Incorporation and By-Laws will serve to irrevocably ratify and confirm the appointment of and authority as the Target Representative, including the provision of the Escrow Agreement related to the Target Representative.

     (b) Target Representative (i) accepts his or her appointment to act as a representative, attorney-in-fact and agent on behalf of Target Stockholders, and
(ii) agrees to perform his or her obligations hereunder in good faith.

     (c) Target Representative is hereby authorized to, on behalf of the Target Stockholders (i) receive or give any notice in respect of a claim under this
Article 10 and to dispute or refrain from disputing any claim for indemnification made under this Article 10, (ii) negotiate and compromise any dispute that may arise under this Article 10, (iii) exercise or refrain from exercising any remedies available under this Article 10, (iv) sign any releases or other documents with respect to any dispute or remedy, (v) waive any condition contained in this Article 10, (vi) authorize any other person or party to do such things, (vii) take any other action described in Section 9.1 of the Escrow Agreement, and (viii) take such other action as he or she may deem necessary or appropriate, in his or her sole discretion, to carry out the provisions of this Article 10.

Section 10.6 Exclusive Remedy.

     Except for any remedy of specific performance or any other equitable remedy to which any Person may be entitled, and except in the case of an action for fraud against the Person(s) committing the fraud or any action required to enforce the indemnification provisions of this

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

Agreement, and except for claims under the Stock Purchase Agreement and the Noncompetition Agreements and claims for breach of Section 7.12, if the Merger is consummated, the indemnification provisions set forth in this Article 10 shall provide the sole and exclusive rights and remedies under which a claim, cause of action, or right of any nature may be asserted with respect to any and all breaches of any representation, warranty, covenant or agreement contained in this Agreement, or any certificate, schedule or exhibit executed or made pursuant to this Agreement.

Section 10.7 Reliance.

     No disclosure by any party ("DISCLOSING PARTY") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement (including the Schedules) and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties.

Section 10.8 Appointment of Executives Representative.

     (a) Notwithstanding the foregoing provisions of Article 10, claims alleging fraud of Target may be made against the Founders and Gregory E. Clark (collectively, "Executives") on or prior to the third anniversary of the Closing Date. The aggregate indemnification obligations of each Executive under Section
10.2 (in his or her capacity as a Target Stockholder) and this Section 10.8 in respect of such fraud and any other claim for Damages shall be limited to the total Merger Consideration received by such Executive (the "EXECUTIVES AMOUNT"). In the case of any fraud by Target for which the Executives are obligated to indemnity Acquiror or the Surviving Corporation pursuant to this Section 10.8, each Executive shall be severally liable for his or her pro rata share (based on the total Merger Consideration received by such Executive in relation to the total Merger Consideration received by all Executives) of the Damages resulting from such fraud, subject to the limitation on aggregate liability in the preceding sentence. The threshold under Section 10.2(c) shall also apply to claims under this Section 10.8 so that the Executives shall not be liable for any Damages under this Section 10.8 unless aggregate Damages incurred by Acquiror or the Surviving Corporation which are subject to indemnification under this Article 10 exceed $500,000. By executing this Agreement, the Executives hereby appoint G. Richard Fryling II as their representative, attorney-in-fact and agent for the Executives, with full power of substitution (the "EXECUTIVES REPRESENTATIVE"), with all of the authority granted to the Target Representative under Sections 10.4 and 10.5 above for all matters arising out of obligations under this Section 10.8 with respect to claims made after the first anniversary of the Closing Date and prior to the third anniversary date of the Closing Date (the "EXTENDED PERIOD").

     (b) The Executives Representative (i) accepts his or her appointment to act as a representative, attorney-in-fact and agent on behalf of Executives pursuant to the time limitations in Section 10.8(a) above, and (ii) agrees to perform his or her obligations hereunder in good faith.

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

     (c) Resolution of indemnification claims made pursuant to this Section 10.8 during the Extended Period alleging fraud of Target shall be resolved in conformity with the provisions of this Article 10, to the extent applicable, and in accordance with the following procedure:

          (i) Claim Notice by Acquiror. If the Acquiror or the Surviving Corporation has or claims to have incurred or suffered Damages resulting from fraud by the Target for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10.8, Acquiror may, during the Extended Period, deliver a claim notice to the Executives Representative stating the fraud committed and a brief description of the circumstances supporting Acquiror's claim that fraud has been committed and a good faith, non-binding, preliminary estimate of the amount of Damages Acquiror or the Surviving Corporation claims to have incurred or suffered (the "Claimed Amount").

          (ii) Response by Executives Representative. Within thirty days after receipt by the Executives Representative of the claim notice, the Executives Representative shall deliver to Acquiror a written response in which the Executives Representative (a) agrees that the Executives are liable for the full amount of the Claimed Amount and agrees that the Executives will pay such amount to Acquiror, subject to the limitations on liability set forth in this Section 10.8, (b) agrees that the Executives are liable for part, but not all, of the Claimed Amount (the "Undisputed Amount") and agrees that the Executives will pay to Acquiror the Undisputed Amount; or (c) indicates that no part of the Claimed Amount will be paid to Acquiror. Any part of the Claimed Amount that is not paid to Acquiror shall be the "Disputed Amount."

          (iii) No Response. If the Executives Representative fails to respond to the claim notice within 30 days, then the Executives Representative shall be conclusively deemed to have disputed the full amount of the Claimed Amount.

          (iv) Resolution of Dispute Amounts. If the Executives Representative delivers a written response to Acquiror indicating a Disputed Amount or fails to respond within such 30-day period, the Executives Representative and Acquiror shall attempt in good faith to resolve the disagreement regarding the Disputed Amount. If the Executives Representative and Acquiror resolve the disagreement, such resolution shall be binding on all Executives and a settlement agreement shall be signed by the Executives Representative and Acquiror. If the Executives Representative and Acquiror are unable to resolve the disagreement relating to the Disputed Amount within forty-five (45) days after delivery of the claim notice, then the claim described in the claim notice shall be settled by binding arbitration in accordance with the process for selection of the arbitrator(s) and for the conduct of the arbitration set forth in Section 3.6 of the Escrow Agreement, except that references to the Target Representative shall be deemed to refer to the Executives Representative. The final decision of the arbitrator(s) shall be furnished in writing to the Executives Representative and Acquiror, and will constitute a conclusive determination of the issue(s) in question. Subject to the limitations set forth in
     Section 10.8(a), the non-prevailing party in the arbitration shall pay the reasonable expenses (including attorneys fees) of the prevailing party, any reasonable additional fees and expenses associated with the arbitration including the arbitrators' fees and expenses,

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

     which, in the case of the Executives, shall be split among the Executives based on their pro rata share of the Merger Consideration.

          (v) Arbitration under this Section 10.8 shall be the sole and exclusive remedy for the Acquiror and the Surviving Corporation for any claim arising under this Section 10.8.

     (d) The Executives Representative shall be entitled to be reimbursed his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel retained by him for all services performed pursuant to the Merger Agreement and this Agreement. Such out-of-pocket expenses shall include any loss, damage, liability, cost or expense (including, without limitation, reasonable attorneys' fees) incurred by the Executive Representative or to which the Executive Representative may become subject in connection with any action, claim or proceeding to which the Executives Representative may be a party or may be otherwise involved in his capacity as the Executives Representative, except to the extent that any such loss, damage, liability, cost or expense is the result of the Executives Representative's gross negligence, bad faith or willful misconduct. Such reimbursements shall be payable severally on a pro-rata basis by the Executives as though such amount were an Undisputed Amount under this
Section 10.8 and the Executives Representative were an indemnitee under such section.

Section 10.9 Limitation of Representative Liability

     The Target Representative and Executives Representative undertakes to perform only such duties as are specifically set forth in this Agreement (and the Escrow Agreement, where applicable) and shall have no duty under any other agreements or documents, and no implied covenants or obligations shall be read into this Agreement (and the Escrow Agreement, where applicable) against the Target Representative and Executives Representative. The Target Representative and Executives Representative shall not incur liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Target Representative and Executives Representative may rely on the advice of counsel.

Section 10.10 Successor Target Representative or Executives Representative

     If the Target Representative or Executives Representative or any successor shall die, resign or become unable to act, a replacement (who shall be reasonably satisfactory to the Acquiror) shall promptly be appointed in a writing signed by Merger Stockholders or Executives who hold a majority in interest of the Escrow Fund or the total Executives Amount, as the case may be.

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

                           ARTICLE 11. MISCELLANEOUS

Section 11.1 Notices.

     All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered by hand,
(ii) one (1) business day after deposit with a nationally-recognized overnight courier service, with delivery charges prepaid or otherwise satisfied, or (iii) three (3) business days after deposit in the United States mail, postage prepaid, certified or registered mail, addressed to a party as follows:

          if to Acquiror or Sub:

               Planar Systems, Inc.
               1400 NW Compton Drive
               Beaverton, OR 97008
               Attention: Chief Financial Officer
               Fax No:  503-748-1541
               Telephone No:  503-748-1100

          with a copy to:

               Ater Wynne LLP
               222 SW Columbia, Suite 1800
               Portland, OR  97201
               Attention:  Gregory E. Struxness, Esq.
               Fax No:  503-226-0079
               Telephone No:  503-226-1191

          if to Target, to:

               DOME imaging systems, inc.
               400 Fifth Avenue
               Waltham, MA  02451
               Attention:  President
               Fax No: 781-895-1038
               Telephone No: 781-895-1155

          with a copy to:

               Testa, Hurwitz & Thibeault, LLP
               125 High Street
               Boston, MA  02110
               Attention:  Stephen T. Mears, Esq.
               Fax No: 617-248-7100
               Telephone No: 617-248-7309

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

          if to Target Stockholders:

               At the address set forth beneath each Target Stockholders' signature below with a copy to:

               John Cassis
               c/o Cross Atlantic Partners, Inc.
               551 Madison Avenue, 7th Floor
               New York, NY  10022
               Fax No: 646-497-0061
               Telephone No: 646-521-7500

          with a copy to:

               Testa, Hurwitz & Thibeault, LLP
               125 High Street
               Boston, MA  02110
               Attention:  Stephen T. Mears, Esq.
               Fax No: 617-248-7100
               Telephone No: 617-248-7309

Section 11.2 Interpretation.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION."

Section 11.3 Counterparts.

     This Agreement may be executed in two or more partially or fully counterparts, each of which shall be deemed an original and will bind the signatory, and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 11.4 Entire Agreement; No Third Party Beneficiaries.

     This Agreement (including the exhibits, schedules, documents and the instruments referred to herein), the Confidentiality Agreement, the Transaction Documents, and letter agreement between Acquiror and Target of even date herewith (a) constitute the entire agreement and supersedes all prior agreements, understandings, negotiations, correspondence, undertakings and communications, both written and oral, including the letter of intent between Acquiror and Target dated February 1, 2002 (and all amendments thereto), among the parties with respect to

PAGE 51 - AGREEMENT AND PLAN OF MERGER
the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except to the extent specifically set forth in Section 7.12 and in respect of the Target Stockholders after the Effective Time as provided herein.

Section 11.5 Governing Law.

     The Merger will be governed by Delaware Law to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the Commonwealth of Massachusetts. Subject to the mandatory arbitration provisions of Section 10.8 and the Escrow Agreement, legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against Acquiror, Sub or the Surviving Corporation may be commenced only in the state or federal courts in Portland, Oregon. Any such legal proceedings that are commenced against Target or against any Target Stockholder may be commenced only in the state or federal courts in Boston, Massachusetts. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

Section 11.6 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Acquiror or Sub, on the one hand, or by Target, on the other hand, in violation of this Section 11.6 will be voidable and will entitle Target or Acquiror, respectively, to terminate this Agreement at its option. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.7 Amendment.

     This Agreement may be amended by the parties hereto (other than the Signing Target Stockholders, unless the amendment adversely affects them in a way that diminishes their rights or increases their obligations hereunder) at any time before or after approval of matters presented in connection with the Merger by the Target Stockholders, but after any such stockholder approval, no amendment which materially adversely affects the rights or obligations of the Target Stockholders will be made without obtaining the further approval of the Target Stockholders. Subject to the first sentence of this Section 11.7, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

PAGE 52 - AGREEMENT AND PLAN OF MERGER

Section 11.8 Certain Remedies.

     It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to Acquiror, Sub, Target and the Target Stockholders, as applicable, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the aggrieved party shall be entitled to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

Section 11.9 Severability.

     In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal or enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

Section 11.10 Attorneys' Fees.

     Subject to the limits and procedures set forth in Article 10, if the Merger is consummated and if a proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

Section 11.11 Extension; Waiver.

     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                            [SIGNATURE PAGE FOLLOWS]

PAGE 53 - AGREEMENT AND PLAN OF MERGER

     IN WITNESS WHEREOF, Acquiror, Sub, Target and Signing Target Stockholders have caused this Agreement and Plan of Merger to be signed as of the date first written above.

DOME IMAGING SYSTEMS, INC.                    PLANAR SYSTEMS, INC.


By: /s/ G. Richard Fryling II                 By: /s/ Balaji Krishnamurthy
    ---------------------------------------       ---------------------------------------
    G. Richard Fryling II                         Balaji Krishnamurthy
    President and Chief Executive Officer         President and Chief Executive Officer


BONE DOCTOR ACQUISITION
CORPORATION


By: /s/ Balaji Krishnamurthy
    ---------------------------------------
    Balaji Krishnamurthy
    President and Chief Executive Officer


SIGNING TARGET STOCKHOLDERS

/s/ Marlin E. Cobb                                EXECUTIVES REPRESENTATIVE
-------------------------------------------       (for purposes of Section 10.8)
Marlin E. Cobb

/s/ G. Richard Fryling II                         /s/ G. Richard Fryling II
-------------------------------------------       ---------------------------------------
G. Richard Fryling II                             G. Richard Fryling II, in his capacity
                                                  as Executives Representative

/s/ Karen D. Miller
-------------------------------------------
Karen D. Miller

/s/ Peter M. Steven
-------------------------------------------
Peter M. Steven

/s/ Gregory E. Clark
-------------------------------------------
Gregory E. Clark


TARGET REPRESENTATIVE
(for purposes of Sections 10.4 and 10.5)

/s/ John Cassis
-------------------------------------------
John Cassis, in his capacity as
Target Representative

SIGNATURE PAGE - AGREEMENT AND PLAN OF MERGER